Exhibit 2.1


                   AGREEMENT AND PLAN OF REORGANIZATION

                             by and among

                            CRDENTIA CORP.,

                     NAS ACQUISITION CORPORATION,

                        NEW AGE STAFFING, INC.,

                                 and

                 THE SHAREHOLDERS OF NEW AGE STAFFING, INC.

                       dated September 15, 2003

                           TABLE OF CONTENTS
                                                               PAGE

ARTICLE I	DEFINITIONS	                                 2
1.1	        Defined Terms	                                 2
1.2	        Construction of Certain Terms and Phrases	10

ARTICLE II	THE MERGER                                      11
2.1	        The Merger	                                11
2.2	        Effective Time	                                11
2.3	        Effect of the Merger	                        11
2.4	        Certificate of Incorporation; Bylaws	        11
2.5	        Directors and Officers	                        11
2.6	        Effect on Capital Stock/Merger Consideration	11
2.7	        Actions at the Effective Time	                13
2.8	        Manner of Payment	                        14
2.9	        Authorization of the Stockholder Representative	14
2.10	        Exchange Procedure	                        15
2.11	        Closing	                                        16
2.12	        Exemption from Registration	                18

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	19
3.1	        Organization of the Company	                19
3.2	        Capital Stock of the Company	                19
3.3	        Ownership of Shares	                        20
3.4	        Authority of the Company	                20
3.5	        No Affiliates	                                20
3.6	        No Conflicts	                                20
3.7	        Consents and Governmental Approvals and Filings	21
3.8	        Books and Records	                        21
3.9	        Company Financial Statements	                21
3.10	        Absence of Changes	                        21
3.11	        No Undisclosed Liabilities	                21
3.12	        Tangible Personal Property	                22
3.13	        Benefit Plans; ERISA	                        22
3.14	        Real Property	                                23
3.15	        Intellectual Property Rights	                23
3.16	        Proprietary Information of Third Parties	25
3.17	        Compliance with Legal Requirements;
                    Governmental Authorizations 	        26
3.18	        Legal Proceedings; Orders	                27
3.19	        Contracts	                                28
3.20	        Environmental Matters	                        30
3.21	        Inventory	                                32
3.22	        Accounts Receivable	                        32
3.23	        Equipment	                                32

                          TABLE OF CONTENTS
                             (continued)

3.24	        Insurance	                                32
3.25	        Tax Matters	                                33
3.26	        Labor and Employment Relations	                35
3.27	        Certain Employees	                        36
3.28	        Absence of Certain Developments	                36
3.29	        Customers and Suppliers	                        38
3.30	        Bank Accounts	                                38
3.31	        Regulatory Compliance	                        38
3.32	        Third Party Consents	                        38
3.33	        Relationships with Related Persons	        39
3.34	        Certain Payments	                        39
3.35	        Brokers	                                        39
3.36	        Material Misstatements and Omissions	        39

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND
                ACQUISITION CO	                                40
4.1	        Organization	                                40
4.2	        Authority	                                40
4.3	        Litigation	                                40
4.4	        Reports and Financial Statements	        40
4.5	        Absence of Changes	                        41
4.6	        Brokers	                                        41
4.7	        Tax Matters	                                41
4.8	        No Investigations	                        41
4.9	        Parent Capitalization	                        42

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL
                STOCKHOLDERS	                                42
5.1	        Requisite Power and Authority	                42
5.2	        Investment Representations	                42
5.3	        Transfer Restrictions	                        43

ARTICLE VI	ADDITIONAL AGREEMENTS	                        44
6.1	        Operation of Business Prior to Effective Time	44
6.2	        No Solicitation or Negotiation	                47
6.3	        Access to Information	                        47
6.4	        Notification of Certain Matters	                48
6.5	        Fees and Expenses	                        48
6.6	        Confidentiality	                                48
6.7	        Right of First Offer	                        49
6.8	        Observer Rights	                                50
6.9	        Tax Matters	                                50

                          TABLE OF CONTENTS
                             (continued)

ARTICLE VII	CONDITIONS TO CONSUMMATION OF THE MERGER	51
7.1	        Conditions to Each Party's Obligations to
                Effect the Merger	                        51
7.2	        Conditions to the Obligations of the Company	51
7.3	        Conditions to the Obligations of Parent and
                Acquisition Co	                                51

ARTICLE VIII	TERMINATION; AMENDMENT; WAIVER	                52
8.1	        Termination	                                52
8.2	        Effect of Termination	                        53
8.3	        Amendment	                                53
8.4	        Break-Up Fee	                                53
8.5	        Extension; Waiver	                        54

ARTICLE IX	ACTIONS BY THE PARTIES AFTER THE CLOSING	54
9.1	        Survival of Representations, Warranties, Etc	54
9.2	        Indemnification	                                54
9.3	        Certificate of Incorporation and Bylaws	        57
9.4	        Exclusivity	                                57

ARTICLE X	MISCELLANEOUS	                                57
10.1	        Restriction on Transferability of the Parent
                Common Shares	                                57
10.2	        Further Assurances	                        58
10.3	        Notices	                                        58
10.4	        Entire Agreement	                        59
10.5	        Waiver                                          59
10.6	        Amendment	                                60
10.7	        No Third Party Beneficiary	                60
10.8	        No Assignment; Binding Effect	                60
10.9	        Headings	                                60
10.10	        Severability	                                60
10.11	        Governing Law	                                60
10.12	        Arbitration	                                60
10.13	        Construction	                                60
10.14	        Counterparts	                                61

                        SCHEDULES AND EXHIBITS
Schedules
Schedule 1.1(a)	       -     Accredited Stockholders
Schedule 1.1(b)	       -     Non-Accredited Stockholders
Schedule 1.1(c)	       -     Key Employees
Schedule 2.11(b)(iv)   -     Parties to Non-Competition Agreements
Schedule 2.11(b)(xiii) -     Excluded Parties from Lock-Up Agreements
Schedule 2.11(c)(i)    -     Allocation of Stock Consideration and Cash
                             Consideration
Company Disclosure Schedule

Exhibits
Exhibit A	-	Articles of Merger
Exhibit B	-	Certificate of Merger
Exhibit C	-	Form of Subordinated Promissory Note
Exhibit D	-	Employment Agreement
Exhibit E	-	Non-Competition and Non-Solicitation Agreement
Exhibit F	-	Company Officer's Certificate
Exhibit G	-	Company Secretary Certificate
Exhibit H	-	Release
Exhibit I		Letter of Transmittal
Exhibit J	-	Opinion of Company Counsel to Company
Exhibit K	-	Registration Rights Agreement
Exhibit L	-	Lock-Up Agreement
Exhibit M	-	Parent Officer's Certificate
Exhibit N	-	Parent Secretary Certificate
Exhibit O	-	Opinion of Counsel to Parent and Acquisition Co.

                 AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of September 15, 2003 (the "Effective Date"), by and among Crdentia Corp., a Delaware corporation ("Parent"), NAS Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Co."), New Age Staffing, Inc., a Texas corporation (the "Company"), Nick Liuzza, Sr. and Nick Liuzza, Jr. (collectively, the "Principal Stockholders") and the remainder of the Company Stockholders whose names are set forth in the signature page hereto (together with the Principal Stockholders, the "Company Stockholders").

                              RECITALS:
   A.	Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and the Texas Business Corporation Act (the "TBCA"), Parent and the Company will enter into a business combination transaction pursuant to which the Company will merge with and into Acquisition Co. (the "Merger").

   B.	The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

   C.	The Board of Directors of the Company (i) has determined that the
Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

   D.	The stockholders of the Company have approved this Agreement, the
Merger and the other transactions contemplated by this Agreement.

   E.	The stockholder of Acquisition Co. has approved this Agreement, the Merger and other transactions contemplated by this Agreement.

   F.	Parent, Acquisition Co. and the Company desire to make certain representations and warranties and other agreements in connection with the Merger.

   G.	The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code, and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and (a)(2)(D) of the Code.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                               ARTICLE I

                              DEFINITIONS
   1.1 Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:
   "Accounts Receivable" has the meaning set forth in Section 3.22.

   "Accredited Stockholders" shall mean those stockholders who qualify as accredited investors pursuant to Regulation D as promulgated under the S ecurities Act and as set forth on Schedule 1.1(a) hereto.

   "Acquisition Co." has the meaning set forth in the first paragraph of this Agreement.

   "Acquisition Co. Common Stock" has the meaning set forth in Section 2.7(c).

   "Actions or Proceedings" means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

   "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

   "Agreement" has the meanings set forth in the first paragraph of this Agreement and in Section 2.2.

   "Articles of Merger" has the meaning set forth in Section 2.2.

   "Assets and Properties" and "Assets or Properties" of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

   "Benefit Plan" means any Plan established, arranged or maintained by the Company or any corporate group of which the Company is or was a member, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

   "Books and Records" of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer's hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

   "Breach" means a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement or any other agreement or document will be deemed to have occurred if there is or has been (a) any inaccuracy in a breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

   "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

   "Cash Consideration" has the meaning set forth in Section 2.6(b).

   "Certificate of Merger" has the meaning set forth in Section 2.2.

   "Closing" has the meaning set forth in Section 2.11(a).

   "Closing Date" has the meaning set forth in Section 2.11(a).

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Company" has the meaning set forth in the first paragraph of this Agreement.

   "Company Common Stock" has the meaning set forth in Section 3.2(a) of this Agreement.

   "Company Disclosure Schedule" means the disclosure schedule attached hereto which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement.

   "Company Financial Statements" means (i) the audited balance sheets of the Company and the related audited statements of income and retained earnings for the fiscal periods ended December 31, 2002, December 31, 2001 and December 31, 2000, including the footnotes thereto and (ii) the Interim Financial Statements.

   "Company Shares" has the meaning set forth in Section 2.9(a).

   "Company Stockholders" means the holders of Outstanding Common
Stock, including the Principal Stockholders.

   "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

   "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including: (a) the Merger; (b) the execution, delivery, and performance of the Lock-Up Agreement, the Employment Agreement, the Non-Competition Agreements, and the Releases;
(c) the performance by Parent and the Company of their respective covenants and obligations under this Agreement; and (d) Parent's acquisition and ownership of the Company Shares and exercise of control over the Company.

   "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

   "Copyrights" has the meaning set forth in the definition of "Intellectual Property."

   "Damages" has the meaning set forth in Section 9.2(a).

   "Defined Benefit Plan" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

   "DGCL" has the meaning set forth in the first recital of this Agreement.

   "EBITDA" means earnings before Interest, taxes, depreciation and amortization as reported by a certified public accounting firm acceptable to and engaged by Parent and calculated in accordance with GAAP.

   "Effective Time" has the meaning set forth in Section 2.2.

   "Employment Agreement" has the meaning set forth in Section 2.11.

   "Encumbrances" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, equitable interest, levy, charge, community property interest, right of first refusal or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

   "Environment" has the meaning set forth in Section 3.20.

   "Environmental Laws" has the meaning set forth in Section 3.20.

   "Environmental Notice" has the meaning set forth in Section 3.20.

   "Environmental Permits" has the meaning set forth in Section 3.20.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

   "ERISA Affiliate" means any entity which is a member of a "controlled group of corporations" or which is or was under "common control" with the Company as defined in Section 414 of the Code.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Final Date" has the meaning set forth in Section 8.1(b).

   "First Installment Payment" has the meaning set forth in Section 2.6(d).

   "GAAP" means United States generally accepted accounting principles, as currently defined by the Financial Accounting Standards Board ("FASB") and other agencies permitted by law to issue such pronouncements.

   "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental or Regulatory Authority or pursuant to any Legal Requirement.

   "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

   "Inbound License Agreements" has the meaning set forth in Section 3.15(e).

   "Information Statement" shall mean the Information Statement, as amended, furnished to each of the stockholders of the Company

   "Initial Consideration" means $10,280,000.

   "Installment Payments" has the meaning set forth in Section 2.6(d).

   "Intellectual Property" means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (collectively, "Patents"); (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, "Trademarks"),
(iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith and mask works and all applications, registrations and renewals in connection therewith (collectively, "Copyrights"); (iv) trade secrets and confidential business information (including without limitation, product specifications, data, know-how, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented; (v) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (vi) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (vii) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (viii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; (ix) all industrial designs and any registrations and applications therefor; (x) all databases and data collections and all rights therein (items (iv)-(x) shall be referred to as "Trade Secrets and Other Proprietary Information"); and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

   "Interest" means money paid to factoring or other lending sources and shall not, by way of clarification, include any interest paid or payable to the Internal Revenue Service or state taxing authority.

   "Interim Financial Statements" means the unaudited balance sheet and the related unaudited statement of income and retained earnings for the Company, in each case for the three month period ended July 31, 2003, along with appropriate supporting schedules.

   "Key Employees" means those employees of the Company designated as "key employees" on Schedule 1.1(c) attached hereto.

   "Knowledge of the Company" or "Known to the Company" means the knowledge of Nick Liuzza, Jr. and Nick Liuzza, Sr., each of whom shall be deemed to have Knowledge of a particular fact or other matter only if he is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

   "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

   "Letter of Transmittal" has the meaning set forth in Section 2.11.

   "Lock-Up Agreement" has the meaning set forth in Section 2.11.

   "Material" has the meaning set forth in Section 3.20.

   "Material Adverse Effect" means, for any Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, Assets and Properties, liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby.

   "Merger" has the meaning set forth in the first recital of this Agreement.

   "Merger Consideration" has the meaning set forth in Section 2.6(b).

   "Non-Accredited Stockholders" shall mean those stockholders of the Company who do not qualify as "accredited investors" as defined in Regulation D promulgated under the Securities Act, as set forth on
Schedule 1.1(b) hereto.

   "Non-Competition Agreements" has the meaning set forth in Section 2.11.

   "Nurses" means all nurses engaged by the Company to provide nursing services to the Company's customers as arranged by the Company.

   "Order" means any award, decision, writ, judgment, decree, ruling, subpoena, verdict, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

   "Ordinary Course of Business" means the action of a Person that is
(i) consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(ii) not required to be authorized by the board of directors of the Company; and (iii) similar in nature and magnitude to actions customarily taken, without the action of the board of directors or similar body, in the ordinary course of the normal day-to-day operations of other similarly situated Persons that are in the same line of business as the Company.

   "Outbound License Agreement" has the meaning set forth in Section 3.15(e). "Outstanding Company Common Stock" has the meaning set forth in Section
2.6(a).

   "Parent" has the meaning set forth in the first paragraph of this Agreement.

   "Parent Acquisition" shall mean the acquisition of a temporary nurse staffing company or travel nurse company by Parent.

   "Parent Common Stock" means the shares of common stock of Parent, $0.0001 par value.

   "Parent Group" has the meaning set forth in Section 9.2(a).

   "Parent SEC Documents" means each form, report, schedule, statement and other document required to be filed by the Parent since November 16, 2000 through the date of this Agreement under the Exchange Act or the Securities Act, including any amendment or supplement to such document, whether or not such amendment or supplement is required to be so filed.

   "Patents" has the meaning set forth in the definition of "Intellectual Property."

   "Permitted Encumbrance" means (a) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) mechanic's, laborer's, contractor's, landlord's, and other similar statutory liens arising in the Ordinary Course of Business, and (c) any easements, encroachments, encumbrances, rights of ways, zoning restrictions or other minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of the Company.

   "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

   "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

   "Principal Stockholders" has the meaning set forth in the first paragraph of this Agreement.

   "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

   "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

   "Real Property" has the meaning set forth in Section 3.14.

   "Registration Rights Agreement" has the meaning set forth in
Section 2.10(b)(xii).

   "Related Person" means with respect to a particular individual:

      (a)	each other member of such individual's Family;

      (b)	any Person that is directly or indirectly controlled by
such individual or one or more members of such individual's Family;

      (c)	any Person in which such individual or members of such
individual's Family hold (individually or in the aggregate) a Material Interest; and

      (d)	any Person with respect to which such individual or one
or more members of such individual's Family serve as a director, officer, partner, executor, or trustee (or in a similar capacity).

   With respect to a specified Person other than an individual:

      (a)	any Person that directly or indirectly controls,
is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

      (b)	any Person that holds a Material Interest in
such specified Person;

      (c)	each Person that serves as a director, officer,
partner, executor, or trustee of such specified Person (or in a similar capacity);

      (d)	any Person in which such specified Person holds
a Material Interest;

      (e)	any Person with respect to which such specified
Person serves as a general partner or a trustee (or in a similar capacity); and

      (f)	any Related Person of any individual described
in clause (b) or (c).

   For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect benefit ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

   "Release" has the meaning set forth in Section 2.11(b)(viii).

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Second Installment Payment" has the meaning set forth in Section 2.6(d).

   "Senior Debt" means (a) any indebtedness of Parent (plus interest, premium and penalties due from or arising out of such indebtedness, or any refinancing thereof, whether convertible into equity of the Parent or not): (i) for borrowed funds; (ii) due to the sellers or lessors of any real or personal property to Parent; or (iii) for reimbursement obligations with respect to letters of credit; (b) any other indebtedness of Parent, except to the extent that the holder of such indebtedness otherwise agrees in writing; and (c) any debentures, notes or other evidences of indebtedness issued in exchange for any of the foregoing indebtedness, or any indebtedness arising from the satisfaction of such indebtedness by a guarantor; provided, however, that any indebtedness owed by Parent to any owner or former owner of a Person previously or hereafter acquired, directly or indirectly, in whole or in part, by Parent in a Parent Acquisition is excluded from "Senior Debt" for all purposes under this Agreement.

   "Software" has the meaning set forth in Section 3.15(k).

   "Stockholder Representative" has the meaning set forth in Section 2.9.

   "Stock Certificates" has the meaning set forth in Section 2.10.

   "Stock Consideration" has the meaning set forth in Section 2.6(c).

   "Stock Consideration Value" has the meaning set forth in Section 2.6(c).

   "Surviving Corporation" has the meaning set forth in Section 2.1.

   "Surviving Representations" has the meaning set forth in Section 9.1.

    "Tax" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

   "Tax Return" means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

   "TBCA" shall mean the Texas Business Corporation Act.

   "Terminating Transaction" has the meaning set forth in Section 2.6(e).

   "Third Party Expenses" has the meaning set forth in Section 6.5.

   "Threatened" means a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

   "Threshold Amount" has the meaning set forth in Section 9.2(b)..

   "Trademarks" has the meaning set forth in the definition of "Intellectual Property."

   "Trade Secrets and Other Proprietary Information" has the meaning set forth in the definition of "Intellectual Property."

   1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term
"or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or;" and (f) "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                 ARTICLE II

                                 THE MERGER

   2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the TBCA, the Company shall be merged with and into Acquisition Co., the separate corporate existence of the Company shall cease and Acquisition Co. shall continue as the surviving corporation. Acquisition Co. as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   2.2 Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by the filing of the articles of merger substantially in the form attached hereto as Exhibit A (the "Articles of Merger") with the Secretary of State of the State of Texas and a certificate of merger substantially in the form attached hereto as Exhibit B (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in each case in accordance with the relevant provisions of the TBCA and the DGCL (the time of effectiveness as specified in the Articles of Merger being the "Effective Time") as soon as practicable on the Closing Date. Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement, the Articles of Merger and the Certificate of Merger.

   2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Co. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Co. shall become the debts, liabilities and duties of the Surviving Corporation.

   2.4 Certificate of Incorporation; Bylaws.

      (a) At the Effective Time, the Certificate of Incorporation of Acquisition Co. shall be the Certificate of Incorporation of the Surviving Corporation, except that: (i) Article I thereof shall be amended to read in its entirety as follows: "The name of the Corporation is New Age Staffing, Inc.;" (ii) Article IV regarding the initial Board of Directors shall be deleted; and (iii) Article VII regarding the incorporator shall be deleted.

      (b) At the Effective Time, the Bylaws of Acquisition Co. shall be the Bylaws of the Surviving Corporation, except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be "New Age Staffing, Inc."

   2.5 Directors and Officers. The directors of Acquisition Co. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of Acquisition Co. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.

   2.6 Effect on Capital Stock/Merger Consideration.

      (a) Company Common Stock.

         (i) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding Company Common Stock") shall be canceled and automatically converted into the right to receive, upon surrender of the certificates representing such shares and a Letter of Transmittal, a ratable portion of the Stock Consideration and Cash Consideration as determined in this Section 2.6. At the Effective Time, all rights in respect of such Outstanding Company Common Stock shall cease to exist, other than the right to receive the Stock Consideration and Cash Consideration, and all such shares shall be cancelled and retired.

         (ii) No Fractional Shares. In lieu of fractional shares that would otherwise be issued to holders of Company Common Stock under this Agreement, each holder of Company Common Stock that would have been entitled to receive a fractional share shall receive such whole number of shares of Parent Common Stock as is equal to the precise number of shares of Parent Common Stock to which such person would be entitled rounded down to the nearest whole number.

      (b) Merger Consideration Generally. The aggregate merger consideration (the "Merger Consideration") shall equal (i) the Initial Consideration plus (ii) the Installment Payments (as defined in Section 2.6(d) below) for an aggregate merger consideration of $11,000,000, all of which shall be deemed earned at Closing.

      (c) Initial Consideration.  The "Initial Consideration" of
$10,280,000 shall consist of the following:

         (i) Stock Consideration. $8,950,000 (the "Stock Consideration Value") shall be paid in Parent Common Stock, the share number of which shall be equal to the quotient obtained by dividing (A) the Stock Consideration Value by (B) $1.30. For purposes of this Agreement, "Stock Consideration" shall mean that number of shares of Parent
Common Stock issuable on the Closing Date together with the additional Parent Common Stock due under Section 2.6(d).

         (ii) Cash Consideration. $1,330,000 (together with all additional cash due under Section 2.6(d), the "Cash Consideration"),
(w) $400,000 of which shall be paid on the Closing Date , (x) $265,000 of which shall be paid on October 15, 2003 or, if earlier, within five
(5) business days after the closing of a financing with third party investors sufficient to fund said amount (exclusive of up to $675,000 raised in the convertible note financing recently consummated by the Company), (y) $332,500 of which shall be paid on or before 180 days from the Closing Date, and (z) $332,500 of which shall be paid on or before the first anniversary of the Closing Date. The Cash
Consideration payable pursuant to subsection (x) shall not bear interest and the Cash Consideration payable pursuant to subsections
(y) and (z) of the preceding sentence shall bear interest, at the prime or reference rate as quoted from time to time in the Wall Street Journal. The obligations to pay additional Cash Consideration set forth in this

Section 2.6(c)(ii), as well as the obligation to pay additional Cash Consideration set forth in Section 2.6(d)(i) and (ii) below, shall be evidenced by a subordinated promissory note payable to the order of the Stockholder Representative, as agent for the Company Stockholders, in the form attached as Exhibit C (the "Promissory Note"). The Company Stockholders acknowledge and agree that the Promissory Note shall be subordinated to all Senior Debt. No payment of principal or interest shall be made on the Promissory Note if, but only so long as, there exists any default, or the existence of any event which, with the giving of notice, would constitute a default, on the payment of Senior Debt, as determined by the terms of any such Senior Debt and the Company shall not be deemed to be in default under the Promissory Note; provided, however, that such payment prohibition may not continue in effect for more than six months, and after the expiration of such six month period, the holder of the Promissory Note may avail himself of all legal remedies against Parent accruing as the result of any continuing failure by Parent to make all payments then due under the Promissory Note. The Promissory Note shall be payable pari passu with all other seller financing incurred in connection with Parent Acquisitions consummated prior to, or following, the Closing, and no such seller financing shall constitute Senior Debt. The Stockholder Representative hereto agrees to execute, at or following the Closing, as the case may be, all subordination documents required by the holders of Senior Debt to evidence the foregoing subordination terms.

      (d) Installment Payments. As additional installments of the Merger Consideration following the Closing Date, the First Installment Payment (as defined in Section 2.6(d)(i) below) shall be payable on the first anniversary of the Closing Date and the Second Installment Payment (as defined in Section 2.6(d)(ii) below) shall be payable on the second anniversary of the Closing Date in accordance with the provisions hereof:

         (i) First Installment Payment. The "First Installment Payment" shall consist of: additional Cash Consideration of $360,000. The obligation to pay additional Cash Consideration as of the First
Installment Payment shall be evidenced by a non-interest bearing
Promissory Note delivered to the Stockholder Representative, as agent for the Company Stockholders, as of the Closing.

         (ii) Second Installment Payment. The "Second Installment Payment" shall consist of: additional Cash Consideration of $360,000. The obligation to pay additional Cash Consideration as of the Second Installment Payment shall be evidenced by a non-interest bearing Promissory Note delivered to the Stockholder Representative, as agent for the Company Stockholders, as of the Closing. The First Installment Payment and the Second Installment Payment are collectively referred to as the "Installment Payments."

         (iii) Terminating Transaction. If (i) Parent merges or otherwise consolidates with another Person and Parent is not the survivor of such merger or consolidation or (ii) Parent is acquired or all or substantially all of its assets are acquired and, in any such instance, either or both of the First Installment Payment or the Second Installment Payment is not scheduled to be paid under
Section 2.6(d) prior to the effective date of such transaction (each, a "Terminating Transaction"), the then unpaid Installment Payment(s) shall be accelerated and shall be due, payable and delivered on the 10th day following the effective date of such Terminating Transaction.

   2.7 Actions at the Effective Time.  At the Effective Time:

      (a) Except for the securities referred to in Section 2.7(b) below, each share of Outstanding Company Common Stock will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into a right to receive from Parent the Stock Consideration and Cash Consideration in the amount as determined pursuant to Section 2.6, allocated among the Company Stockholders in proportion to the number of shares of Outstanding Company Common Stock owned by each Company Stockholder on the Closing Date.

      (b) Each share of Company Common Stock held in the treasury of the Company shall be canceled and retired without payment of any consideration therefor.

      (c) Each share of common stock of Acquisition Co. ("Acquisition Co. Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time. Each stock certificate of Acquisition Co. evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

   2.8 Manner of Payment. The Initial Consideration and the Installment Payments shall be payable to the Company Stockholders in accordance with each such Company Stockholder's respective share ownership in the Company on the Closing Date. The Initial Consideration and the Installment Payments shall be paid as follows: (i) for Cash Consideration, by wire transfer to the Stockholder Representative (as defined in Section 2.9), and (ii) for certificates representing the Stock Consideration due as part of the Initial Consideration or the Installment Payments, by delivery to the Stockholder Representative.

   2.9 Authorization of the Stockholder Representative.

      (a) Nick Liuzza Jr. (and each successor appointed in accordance with this Section 2.9) hereby is appointed, authorized and empowered to act as the stockholder representative (when acting in such capacity, the "Stockholder Representative") on behalf of each of the Company Stockholders, in connection with the and to facilitate the consummation of the transactions contemplated by this Agreement, which powers shall include, without limitation: (i) to deliver all certificates representing the Company Common Stock tendered therewith to Parent and to collect and receive all consideration payable to the Company Stockholders and to disburse and pay the same to each of the Company Stockholders in accordance with the terms of this Agreement; (ii) to negotiate, agree to, enter into settlements and comprises of, and comply with orders of courts and awards of arbitrators with respect to indemnification claims under this Agreement; (iii) to resolve any indemnification claims under this Agreement; and (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, do to any and all things and to take any and all actions that the Stockholder Representative in his sole and absolute discretion, may consider necessary or proper or convenient in connection with the consummation of the transactions contemplated by this Agreement.

   Accordingly, the Stockholder Representative shall have unlimited authority and power to act on behalf of each of Company Stockholder with respect to this Agreement and the disposition, settlement or other handling of all indemnification claims, and other rights or obligations arising from or taken pursuant to this Agreement. The Company Stockholders will be bound by all actions taken by the Stockholder Representative in connection with this Agreement.

   The grant of authority provided for in this Section 2.9 is coupled with an interest and is being granted, in part, as an inducement to Parent and Acquisition Co. to enter into this Agreement, and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Stockholder and shall be binding upon any successor thereto.

   Parent, Acquisition Co. and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Stockholder Representative pursuant to this Agreement or any applicable ancillary document, and notwithstanding anything herein to the contrary, Parent, Acquisition Co. and the Surviving Corporation shall not have any responsibility or obligation whatsoever to any Company Stockholder or to any other party with respect to or arising out of the actions taken or any inaction by the Stockholder Representative.

      (b) If the Stockholder Representative is unable or unavailable to perform his duties hereunder, a successor Stockholder Representative shall be selected by a majority of the Company Stockholders.

   2.10 Exchange Procedure.

      (a) At the Closing and pursuant to the Letter of Transmittal, Parent shall deliver to the Stockholder Representative, on behalf of each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Company Common Stock (the "Stock Certificates") whose shares are being converted into a ratable portion of the Cash Consideration and Stock Consideration pursuant to Section
2.6 above, certificates representing the number of Parent Common Stock due to each Company Stockholder. Parent's delivery of certificates is conditioned upon each Company Stockholder's surrender of a Stock Certificate for cancellation to Parent or to such other agent or agents as may be appointed by Parent, duly endorsed in blank (or accompanied by duly executed stock powers), together with a Letter of Transmittal duly executed. The Stock Certificates so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any Company Common Stock. From and after the Effective Date, until surrendered as contemplated by this Section 2.9, each Stock Certificate shall be deemed for all corporate purposes to evidence the amount of the Cash Consideration and Stock Consideration into which the Company Common Stock represented by such Stock Certificate have been converted.

      (b) The Cash Consideration and Stock Consideration delivered under Section 2.6 and Section 2.7 in exchange of Company Common
Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.9, provided that the presenting holder is listed on the Company's stockholder list as a holder of Company Common Stock.

      (c) In the event that any Stock Certificates evidencing Company Common Stock shall have been lost, stolen or destroyed, Parent shall pay in exchange for such lost, stolen or destroyed Stock Certificates, upon the making of an affidavit of that fact by the holder thereof, such Cash Consideration and Stock Consideration as required pursuant to Section 2.6 and Section 2.7 above; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Stock Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Stock Certificates alleged to have been lost, stolen or destroyed.

      (d) Notwithstanding anything to the contrary in this Section 2.9, none of the Surviving Corporation or any party hereto shall be liable to a holder of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (e) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

      (f) Each of the Parent, Acquisition Co. and the Company will take all such reasonable and lawful acts as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and Acquisition
Co. are fully authorized in the name of the respective corporations or otherwise to take, and will take, all such lawful and necessary action so long as such action is not inconsistent with this Agreement.

   2.11 Closing.

      (a) Time and Place. The consummation of the Merger under this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 3811 Valley Centre Drive, San Diego, CA 92130, at 10:00 a.m. on September 15, 2003, or at such time and in such manner as the parties mutually agree (the "Closing Date").

      (b) Closing Deliveries by the Company and the Principal Stockholders. At the Closing, the Company and the Principal Stockholders, as the case may be, shall have delivered or caused to be delivered to Parent and/or Acquisition Co., as the case may be:

         (i) the Certificate of Merger, duly executed by the Company;

         (ii) the Articles of Merger, duly executed by the Company;

         (iii) the Employment Agreement in the form of Exhibit D, by and between the Surviving Corporation and Nick Liuzza, Jr. duly executed by such parties;

         (iv) the Non-Competition and Non-Solicitation Agreement by and between Parent and each of the individuals set forth on Schedule 2.11(b)
(iv), substantially in the form of Exhibit E (the "Non-Competition Agreements"), duly executed by each of such parties;

         (v) a certificate of an officer of the Company substantially in the form of Exhibit F attached hereto, duly executed by the Company;

         (vi) a certificate of the Secretary of the Company substantially in the form of Exhibit G attached hereto, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of the Company certified as of a recent date by the Secretary of States of Texas, (B) a certificate of each appropriate Secretary of State certifying the good standing of the Company in its state of incorporation and all states in which it is qualified to do business,
(C) a true and complete copy of the resolutions of the board of directors of the Company and the resolutions of the stockholders of the Company, each authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and (D) incumbency matters;

         (vii) a Release by each of the Principal Stockholders, substantially in the form of Exhibit H attached hereto (the "Release"), duly executed by each Principal Stockholder;

         (viii) documentation evidencing the payment in full of all shareholder receivables contained in the Company Financial Statements in good funds as of the Closing and the extinguishment of all shareholder payables contained in the Company Financial Statements;

         (ix) resignation letter of each of the officers and directors of the Company, dated effective as of the Closing;

         (x) executed letters of transmittal from each Company Stockholder in the form of Exhibit I (the "Letters of Transmittal");

         (xi) an opinion of Jones, Walker, Waechter, Poitevent, Carrere
& Denegre, LLP, counsel to the Company substantially in the form attached hereto as Exhibit J;

         (xii) a Registration Rights Agreement by and between Parent and each of the Principal Stockholders, substantially in the form of Exhibit K (the "Registration Rights Agreement"), duly executed by each of the Principal Stockholders;

         (xiii) The Lock-Up Agreement substantially in the form of Exhibit L (the "Lock-Up" Agreement), duly executed by each Company Stockholder other than those individuals set forth on Schedule 2.11(b)(xiii);

         (xiv) executed releases regarding the right to be issued shares of capital stock in the Company by James Canto, Regina Hampton, Julie Hampton, Tanya Bourg, Ivory Robinson, Inez Ellis, and Tarshia Brown;

         (xv) executed releases regarding the right to be paid cash bonuses upon Closing of the Contemplated Transactions by James, Canto, Laurie Rielley Butler, and Fred Butler; and

         (xvi) such other documents as Parent may reasonably request for the purpose of facilitating the consummation of the Contemplated Transactions.

      (c) Closing Deliveries By Parent. At the Closing, Parent and/or Acquisition Co., as the case may be, shall have delivered or caused to be delivered to the Company and/or the Company Stockholders, as the case may be:

         (i) the amount of Stock Consideration and Cash Consideration to be issued and paid at the Closing to each Person entitled to receive a portion thereof pursuant to the terms hereof to be attached as
Schedule 2.11(c)(i) hereto;

         (ii) the Promissory Note;

         (iii) the Employment Agreement, duly executed by Parent;

         (iv) the Non-Competition Agreements, duly executed by Parent;

         (v) a certificate of an officer of Parent, substantially in the form of Exhibit M attached hereto, duly executed by Parent;

         (vi) the Registration Rights Agreement, duly executed by Parent;

         (vii) a certificate of the Secretary of the Parent substantially in the form of Exhibit N attached hereto, certifying as of the Closing Date (A) a true and complete copy of the organizational documents of Parent and Acquisition certified as of a recent date by the Secretary of State of Delaware, (B) a certificate of the Delaware Secretary of State certifying the good standing of each of Parent and Acquisition
Co. in its state of incorporation, (C) a true and complete copy of the resolutions of the board of directors of Parent authorizing the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby and (D) incumbency matters;

         (viii) an opinion of Morrison & Foerster LLP, counsel to Parent and Acquisition substantially on the form attached hereto as Exhibit O.

   2.12 Exemption from Registration. The issuance of the Parent Common Stock issuable as Stock Consideration will be exempt from registration requirements of the Securities Act pursuant to the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, and applicable state securities laws.

                                ARTICLE III

                      REPRESENTATIONS AND WARRANTIES
                              OF THE COMPANY

   The Company represents and warrants to Parent and Acquisition Co. as of the date hereof and as of the Closing Date, except as set forth on the Company Disclosure Schedule furnished to Parent specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder, as follows:

   3.1 Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. The Company is duly authorized to conduct business and is in good standing in Alabama, Louisiana, Rhode Island, and Tennessee and each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Company. The Company has full power and authority to own and use the Assets and Properties owned and used by the Company except where the failure to have such power and authority would not have a Material Adverse Effect on the Company's business.
The Company has delivered to Parent correct and complete copies of its charter documents and organizational documents, each as amended to date.

   3.2 Capital Stock of the Company.

      (a) The authorized capital stock of the Company consists solely of 11,000 shares of common stock, par value $0.001 per share ("Company Common Stock"), of which 10,241 shares are issued and outstanding as of the date hereof; and (ii) no shares of capital stock of the Company in treasury. The Company has no authorized or outstanding preferred stock. Each share of the issued and outstanding Company Common Stock of the Company is duly authorized, validly issued, fully paid and nonassessable.
Section 3.2(a) of the Company Disclosure Schedule sets forth a complete and accurate list specifying the number of shares of Company Common Stock held by each Company Stockholder.

      (b) The Company has no subscriptions, options, warrants, calls, commitments and other rights of any kind for the purchase or acquisition of, and any securities convertible or exchangeable for, any capital stock of the Company.

      (c) There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company.

      (d) All of the shares of the Company's Common Stock issued, sold and delivered prior to the Closing were duly and validly issued, fully paid, nonassessable, free of restrictions on transfer (other than pursuant to applicable securities laws) and were issued in full compliance with all applicable federal and state securities laws.

      (e) The Information Statement, together with true and complete copies of the Parent SEC documents were delivered by the Company to each of its stockholders on September 6, 2003. The first addendum to the Information Statement was delivered by the Company to each of its Stockholders prior to the execution of this Agreement.

   3.3 Ownership of Shares. Each of the Company Stockholders owns of record that number of shares of Company Common Stock listed opposite such stockholder's name in Section 3.2(a) of the Company Disclosure Schedule. Each record owner of Company Common Stock is also the beneficial owner of such Company Common Stock, free and clear of all Encumbrances, and has good and valid title to such shares. The delivery of the stock certificate(s) representing the Outstanding Common Stock in the manner provided in Section 2.6 will transfer to the Parent good and valid title thereto free and clear of all Encumbrances.

   3.4 Authority of the Company. The Company has all necessary power and authority and has taken all action necessary to enter into this A greement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

   3.5 No Affiliates. The Company does not have any Affiliates or subsidiaries and is not a partner in any partnership or a party to a joint venture.

   3.6 No Conflicts. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

      (a) conflict with or result in a violation or Breach of any of the terms, conditions or provisions of the charter documents, bylaws or other organizational documents of the Company;

      (b) conflict with or result in a violation or Breach of, other than those violations or Breaches that would not be reasonably likely to have a Material Adverse Effect, or, except as disclosed in Section
3.6 of the Company Disclosure Schedule, give any Governmental or Regulatory Authority the right to revoke, withdraw, suspend, cancel, termination or modify any term or provision of any Order or Governmental Authorization applicable to the Company, the business or Assets or Properties of the Company or the capital stock of the Company, the loss of which is reasonably likely to have a Material Adverse Effect;

      (c) result in a Breach of, or default under (or give rise to right of termination, modification, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Company, any of its Assets and Properties or the Company Common Stock may be bound, except for such breaches or defaults as set forth in Section 3.6(c) of the Company Disclosure Schedule;

      (d) cause any of the Assets or Properties of the Company to be reassessed or revalued by any taxing authority or any Governmental or Regulatory Authority;

      (e) result in an imposition or creation of any Encumbrance or Tax on the business or Assets or Properties of the Company or the Company Common Stock.

   3.7 Consents and Governmental Approvals and Filings. Except as set forth on Schedule 3.7, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

   3.8 Books and Records. The Company has made its minute books available to the Parent. The Company has delivered or made available true and complete copies of each document which has been requested by Parent or its counsel in connection with their legal and accounting review of the Company.

   3.9 Company Financial Statements. The Company has previously delivered to Parent the Company Financial Statements. The Company Financial Statements (i) are true, correct and complete in all material respects,
(ii) have been prepared in accordance with the Books and Records of the Company, (iii) have been prepared in conformity with GAAP, and (iv) fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods covered thereby; provided that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and certain other presentation items.

   3.10 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since December 31, 2002, there has not been any material adverse change, or any event or development relating to the Company (but excluding national economic conditions, international events, and other events and developments affecting all participants in the nurse staffing industry) which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on the Company, and since December 31, 2002, the Company has not taken any action which if taken after the date of this Agreement, without Parent's consent, would violate Section 3.28 hereof.

   3.11 No Undisclosed Liabilities. Except as disclosed in Section 3.11 of the Company Disclosure Schedule or in the Company Financial Statements, there are no liabilities not reflected on the Company Financial Statements which GAAP (i) required to be disclosed on the Company Financial Statements (including the footnotes thereto) as of the date thereof or (ii) would require disclosed on the Company Financial Statements if the Company Financial Statements (including the footnotes thereto) had been prepared as of the Closing Date, other than such liabilities incurred after December 31, 2002 in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company.

   3.12 Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other Assets and Properties used in or reasonably necessary for the conduct of the Company's business, including all tangible personal property reflected on the Company Financial Statements and any tangible personal property acquired since that date other than property disposed of since such date in the Ordinary Course of Business.

   3.13 Benefit Plans; ERISA.

      (a) Section 3.13(a) of the Company Disclosure Schedule lists each Benefit Plan. The Company has no commitment, proposal, or communication to employees regarding the creation of an additional Plan or any increase in benefits under any Benefit Plan. The Company has provided to Parent
(i) a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy and a list of persons participating in such arrangement, (ii) the three most recent annual reports on the Form 5500 series for each Benefit Plan required to file such report and (iii) the most recent trustee's report for each Benefit Plan funded through a trust.

      (b) Neither the Company, an ERISA Affiliate or predecessor thereof has ever maintained, contributed to or been obligated to contribute to any Qualified Plan or any Defined Benefit Plan or multiemployer plan
(as defined in Section (3)(37) or 4001(a)(3) of ERISA) and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability under Title IV of ERISA.

      (c) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and, as of the Closing Date, will be in compliance, in form and operation, with all applicable laws (including but not limited to ERISA and the Code). The reserves reflected in the Company Financial Statements for the obligations of the Company under all Benefit Plans are adequate and were determined in accordance with GAAP.

      (d) Each Qualified Plan has received a determination letter from the Internal Revenue Service confirming that it qualifies under Section 401(a) of the Code and nothing has occurred since the issuance of that letter which would adversely affect such qualified status or the plan sponsor's ability to rely on such determination letter.

      (e) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their termination of service (other than (i) coverage mandated by applicable law, (ii) benefits under a Qualified Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any ERISA Affiliate or (iv) benefits the full cost of which is borne by any current or former employee (or his or her beneficiary).

      (f) The consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee or officer or director of the Company or any ERISA Affiliate to severance pay, or
(ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual.

      (g) There are no pending or, to the Knowledge of the Principal Stockholders and the Company, anticipated or threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

   3.14 Real Property.  The Company does not own any real property.
Section 3.14 of the Company Disclosure Schedule contains a complete list of the municipal addresses of each parcel of real property leased by the Company (as lessee or lessor) with the exception of residential apartments for Nurses subject to leases with a term of less than one year (the "Real Property") and all Encumbrances (other than Permitted Encumbrances) relating to or affecting the Company's leasehold interest in the Real Property. The Company has a valid leasehold interest in, all real property used in or relating to the conduct of the Company's business, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has rights of ingress and egress with respect to the Real Property, and all buildings, structures, facilities, fixtures and other improvements thereon material for the operation of the Company's business. To the Knowledge of the Company, there is no pending, contemplated or threatened condemnation of any of the respective parcels of Real Property or any part thereof. To the Knowledge of the Company, none of such Real Property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, fire protection, administrative, occupational safety and health or other applicable law, rule, or regulation except for any contravention or violation which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect on the Company. Each lease with respect to the Real Property is a legal, valid and binding agreement of the Company subsisting in full force and effect enforceable in accordance with its terms, and except as set forth in
Section 3.14 of the Company Disclosure Schedule, there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder.

   3.15 Intellectual Property Rights.

      (a) Generally. Section 3.15(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others (such schedule specifies if such Intellectual Property is owned jointly), by the Company, a complete and accurate list of all United States and foreign (a) Patents and Patent applications; (b) Trademark registrations and applications and unregistered Trademarks; (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed); and (d) all other Intellectual Property to which the Company has any ownership rights (including common law rights).

      (b) Trademarks.

         (i) The Company has no Trademarks that are registered with the United States Patent & Trademark Office or any equivalent state office.

         (ii) To the Knowledge of the Company, there has been no prior use of any of the Company's Trademarks by any third party that confers upon said third party superior rights in any such Trademark.

      (c) Patents.  The Company owns no Patents.

      (d) Trade Secrets and Other Proprietary Information.  Section 3.15
(d) of the Company Disclosure Schedule sets forth a list of employees, consultants, contractors and other entities who have executed proprietary information and confidentiality agreements and a list of employees, and consultants (other than Nurses) who have not executed such proprietary information and confidentiality agreements. Except under confidentiality obligations, to the Knowledge of the Company, there has been no disclosure by the Company of confidential information or Trade Secrets and Other Proprietary Information which disclosure could reasonably be anticipated to have a Material Adverse Effect.

      (e) License Agreements. Section 3.15(e)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any Intellectual Property other than over-the-counter "shrink wrap" software but including all such agreements that are otherwise material to the Company (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto. Section 3.15(e)(2) of the Company Disclosure Schedule also sets forth a complete and accurate list of all license agreements under which the Company grants licenses or other rights in or to use or practice any rights under any Intellectual Property (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto. There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

      (f) Ownership and Other Rights; Sufficiency of Intellectual Property Assets. The Company owns or possesses adequate licenses, re-marketing or sublicensing rights, or other rights to use, free and clear of Encumbrances, orders and arbitration awards, all of its Intellectual Property used in its business.

      (g) Protection of Intellectual Property. Section 3.15(g) of the Company Disclosure Schedule sets forth a summary of practices employed by the Company to protect its Intellectual Property.

      (h) No Infringement by the Company. To the Knowledge of the Company, the products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the Company's business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

      (i) No Pending or Threatened Infringement Claims. No litigation is now or, within the three years prior to the date of this Agreement, was pending and no notice or other claim in writing has been received by the Company, (A) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. No Intellectual Property that is owned or licensed by the Company is subject to any outstanding Order, stipulation or agreement restricting the use thereof by the Company or, in the case of Intellectual Property licensed by the Company to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person.

      (j) No Infringement by Third Parties. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or licensed by the Company, and no such claims have been brought against any third party by the Company.

      (k) Software. The Software (as defined below) owned or purported to be owned by the Company, was either (i) developed by employees of the Company within the scope of their employment; (ii) except as set forth in Section 3.15(k) of the Company Disclosure Schedule developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or (iii) otherwise acquired by the Company from a third party. To the Knowledge of the Company, such Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company, except for such materials or development environments obtained by the Company from other persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms. For purposes of this Section 3.15(k), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

      (l) Product Liability Claims. No product liability claims have been communicated in writing to, or to the Company's Knowledge, Threatened against the Company.

   3.16 Proprietary Information of Third Parties. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, no third party has claimed in writing to the Company or, to the Knowledge of the Company, has reason to claim that any person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its business has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any Trade Secret or Other Proprietary Information or documentation of such third party, or
(iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, no third party has requested information from the Company which relates to such a claim. To the Knowledge of the Company, no person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its business has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company.

   3.17 Compliance with Legal Requirements; Governmental Authorizations.

      (a) Except as set forth in Section 3.17 (a) of the Company
Disclosure Schedule:

         (i) the Company is in material compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its Assets;

         (ii) to the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time)
(A) may reasonably be anticipated to constitute or result in a material violation by the Company of, or failure on the part of the Company to comply with, any Legal Requirement, or (B) may reasonably be anticipated to give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

         (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

      (b) Section 3.17(b) of the Company Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. To the Knowledge of the Company, each Governmental Authorization listed or required to be listed in Section 3.17(b) of the Company Disclosure Schedule is valid and is in full force and effect. Except as set forth on Section 3.17(b) of the Company Disclosure Schedule:

         (i) the Company is in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.17(b) of the Company Disclosure Schedule;

         (ii) to the Knowledge of the Company, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.17(b) of the Company Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.17(b) of the Company Disclosure Schedule;

         (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

         (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.17(b) of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental or Regulatory Authority, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental or Regulatory Authority.

   The Governmental Authorizations listed in Section 3.17(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

   3.18 Legal Proceedings; Orders.

      (a) Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, there is no pending Proceeding:

         (i) that has been commenced by or against the Company, notice of which has been served upon the Company; or

         (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

   To the Knowledge of the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may reasonably be anticipated to serve as a valid basis for the commencement of any such Proceeding. The Company has delivered to Parent copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 3.18(a) of the Company Disclosure Schedule. The Proceedings listed in Section 3.18(a) of the Company Disclosure Schedule will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

      (b) Except as set forth in Section 3.18(b) of the Company
Disclosure Schedule:

         (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

         (ii) the Company is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

         (iii) no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

      (c) Except as set forth in Section 3.18(c) of the Company Disclosure
Schedule:

         (i) the Company is, and at all times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

         (ii) to the Knowledge of the Company, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

         (iii) the Company has not received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

   3.19 Contracts.

      (a) Section 3.19 of the Company Disclosure Schedule contains a true and complete list of each of the following Contracts to which the Company is a party or by which any of its Assets and Properties is bound (and, to the extent oral, accurately describes the terms of such Contracts):

         (i) all collective bargaining or similar labor Contracts;

         (ii) all Contracts for the employment of any officer, employee or other person (other than Nurses) on a full time, part time, consulting or other basis;

         (iii) all Contracts (including loan agreements, indentures, debentures, notes or letters of credit) relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company;

         (iv) each written warranty, guaranty, or other similar undertaking with respect to contractual performance extended by the Company and in effect as of the Closing;

         (v) other than apartment leases of Nurses entered into in the Ordinary Course of Business, all leases or agreements under which the Company is lessee or lessor of, or holds, or operates, any property, real or personal, owned by any other party;

         (vi) all Contracts or groups of related Contracts with the same party or any group or affiliated parties which require or may in the future require payment of any consideration by the Company in excess of $25,000;

         (vii) other than "shrink wrap" and similar form licenses for off-the-shelf software, all license agreements, distribution agreements or any other Contracts involving any of the Company's Intellectual Property, including agreements with current and former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property;

         (viii) each joint venture partnership and other Contract
(however named) involving a sharing of profits, losses, costs or liabilities by the Company with any other Person);

         (ix) any Contract for payments to or by any Person by the Company based on sales, purchases or profits, other than direct payments for goods;

         (x) each power of attorney that is currently effective and outstanding;

         (xi) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

         (xii) each Contract for capital expenditures in excess of $10,000;

         (xiii) all subscription or other agreements related to the equity ownership of the Company;

         (xiv) all Contracts that in any way restrict the Company from carrying on its business anywhere in the world;

         (xv) all other Contracts that (A) involve the payment or potential payment in excess of $25,000, pursuant to the terms of any such Contract, by the Company and (B) cannot be terminated within 30 days after giving notice of termination without resulting in any cost or penalty to the Company;

         (xvi) all Contracts that in any way grants a third party a right of first refusal for the purchase of the Company or any of its Assets or Properties;

         (xvii) all Contracts of the Company (whether oral or written) paid or payable by any of the Company Stockholders, including the Principal Stockholders; and

         (xviii) each amendment, supplement, and modification (whether oral or written) in respect to any of the foregoing.

      (b) A correct and complete copy of each written Contract disclosed in the Company Disclosure Schedule has been previously provided to Parent.
 Except as set forth in the Company Disclosure Schedule, each Contract disclosed in the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and to the Knowledge of the Company, the other parties thereto; and the Company has performed all of its required obligations under, and is not in material violation or material Breach of or default under, any such Contract. To the Knowledge of the Company, the other parties to any such Contract are not in violation or Breach of or default under any such Contract. To the Knowledge of the Company, except as disclosed on Schedule 3.19(b), none of the present or former employees, officers, directors or stockholders of the Company is a party to any oral or written contract or agreement prohibiting any of them from freely competing with other parties or engaging in the Company's business as now operated. No event has occurred or circumstance exists that (with or without notice or the lapse of time) contravenes, conflicts with, or results in a violation or Breach of, or gives the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, termination, or modify, any Contract to which the Company is a party. The Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or Breach of, or default under any Contract. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or complete Contract with any Person and, to the Knowledge of the Company, no such Person has made written demand for such renegotiation. To the Knowledge of the Company, the Contracts relating to the sale, design, manufacture or provisions of products or services of the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that would be in violation of any Legal Requirement. Except as disclosed on Schedule 3.19
(b), each Contract with any hospital is in full force and effect and constitutes a legal, valid and binding agreement of the Company and has not otherwise been cancelled, terminated or modified.

   3.20 Environmental Matters.

      (a) The Company is in material compliance with all applicable "Environmental Laws" (as defined below) and there are no circumstances which may materially prevent or interfere with such compliance in the future. The Company has not received any communication (whether written or oral), whether from a Governmental or Regulatory Authority, citizen group, employee or otherwise, that alleges that the Company or any of the Assets or Properties used in the Company's business is not in full compliance with Environmental Laws. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws (collectively, "Environmental Permits") are identified in Section 3.20(a) of the Company Disclosure Schedule. The Company has not been notified by any relevant Governmental or Regulatory Authority that any Environmental Permit will be modified, suspended or revoked or cannot be renewed in the Ordinary Course of Business, and, to the Knowledge of the Company, no Environmental Permit will be modified, suspended or revoked, or cannot be renewed in the Ordinary Course of Business of the Company.

      (b) There is no "Environmental Notice" (as defined below) that is
(i) pending or, to the Knowledge of the Company, Threatened against the Company or (ii) to the Knowledge of the Company, pending or threatened against any Person whose liability for such Environmental Notice may have been retained or assumed by or could reasonably be imputed or attributed to the Company.

      (c) To the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents arising from the operation, ownership or use of any property currently or formerly owned, operated or used by the Company (or any entity formerly an Affiliate of the Company), including, without limitation, the release, emission, discharge or disposal of any "Material" (as defined below) into the "Environment" (as defined below), that (i) could reasonably be expected to result in the incurrence of costs under Environmental Laws or (ii) could reasonably be expected to form the basis of any Environmental
Notice against or with respect to the Company or against any Person whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed to the Company.

      (d) Without in any way limiting the generality of the foregoing,
(i) all underground storage tanks, and the capacity and contents of such tanks, located on property at any time owned, leased or used by the Company are identified in Section 3.20(d) of the Company Disclosure Schedule, (ii) to the Knowledge of the Company, there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased or used by the Company, (iii) to the Knowledge of the Company, no polychlorinated biphenyls (PCB's) are used or stored on any property owned, leased or used by the Company and (iv) all locations currently owned, leased or used by the Company
(or any former Affiliate of the Company) at which any Material generated, used, owned or controlled by the Company or any former Affiliate of the Company (or by any previous owner or operator) may have been disposed of or released into the Environment are identified and described in Section 3.20(d) of the Company Disclosure Schedule.

      (e) For purposes of this Section 3.20:

         (i) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air and any indoor workplace.

         (ii) "Environmental Notice" means any written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, harm or damages to person, property, natural resources or other fines or penalties) arising out of, based on or resulting from (a) the emission, discharge, disposal, release or threatened release in or into the Environment of any Material or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

         (iii) "Environmental Laws" means all national, state, local and foreign laws, codes, regulations, common law, requirements, directives, Orders, and administrative or judicial interpretations thereof, all as in effect on the date hereof or on the Closing Date, that may be enforced by any Governmental or Regulatory Authority, relating to pollution, the protection of the Environment or the emission, discharge, disposal, release or threatened release of Materials in or into the Environment.

         (iv) "Material" means pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes, including, without limitation, petroleum and petroleum products.

   3.21 Inventory. The inventory of the Company is in good and merchantable condition, and is suitable and useable at its carrying value in the Ordinary Course of Business for the purposes for which intended. To the Knowledge of the Company, there is no material adverse condition affecting the supply of materials available to the Company. Except as disclosed in Section 3.21 of the Company Disclosure Schedule, all inventories used in or relating to the conduct of the Company's business are owned by the Company free and clear of any Encumbrances other than Permitted Encumbrances. All inventories not written off have been priced at the lower of cost or net realizable value on a last in first out basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

   3.22 Accounts Receivable. All accounts receivable of the Company that are reflected on the Company Financial Statements or the accounting records of the Company as of the Closing (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing, the Accounts Receivable are or will be as of the Closing current and collectible, net of the respective reserves shown on the Company Financial Statements or on the accounting records of the Company as of the Closing (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing, will not represent a greater percentage of the Accounts Receivable as of the Closing than the reserve reflected in the Company Financial Statements and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, in the Ordinary Course of Business. To the Knowledge of the Company and except as set forth in Section 3.22 of the Company Disclosure Schedule, there is no contest, claim, or right of set-off, other than routine invoice adjustments in the Ordinary Course of Business under any contract with any obligor of Accounts Receivable relating to the amount or validity of such Accounts Receivable. Section 3.22 of the Company Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of May 31, 2003, which lists sets forth the aging of such Accounts Receivable.

   3.23 Equipment. To the Knowledge of the Company, all tangible personal property and equipment used by the Company in the conduct of its business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of its business as presently conducted, (ii) no such equipment or tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost, and (iii) with respect to each item of equipment and tangible personal property, the Company has not received notification that it is in violation, in any material respect, of any applicable building, zoning, subdivision, fire protection, health or other law, Order, ordinance or regulation and no such violation exists.

   3.24 Insurance.  Section 3.24 of the Company Disclosure Schedule either
(i) sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company or the Assets and Properties of the Company, including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective dates; policy number; per occurrence and annual aggregate deductibles or self-insured retentions; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted or (ii) indicates that copies of such policies have been delivered to Parent. To the Knowledge of the Company, all policies set forth on the Company Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy. To the Knowledge of the Company, all such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party or otherwise bound and will remain in full force and effect through the respective dates set forth in the Company Disclosure Schedule or, if the policy was delivered to Parent, in the policy. To the Knowledge of the Company and except as set forth in
Section 3.24 of the Company Disclosure Schedule, none of such policies contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such policy (including, without limitation, a change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement. The Company's workers' compensation insurance premiums currently payable or previously due have not increased by more than twenty percent since December 31, 2002. Complete and accurate copies of all such policies have previously been provided to the Parent.

   3.25 Tax Matters.

      (a) The Company has filed on a timely basis (after taking into account all applicable extensions of time for such filings) all material Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. Except as set forth in Section 3.25 of the Company Disclosure Schedule, the Company has paid on a timely basis all Taxes that were due and payable including, without limitation, employment taxes and any fines, interest and penalties thereon. The unpaid Taxes of the Company for tax periods through December 31, 2002 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Company has no actual or potential liability for any Tax obligation of any other taxpayer (including any affiliated group of corporations or other entities that included the Company during a prior period). All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental or Regulatory Authority.

      (b) The Company has delivered to Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.25(b) of the Company Disclosure Schedule. The Company has delivered or made available to Parent complete and accurate copies of all other Tax Returns of the Company, together with all related examination reports and statements of deficiency for all periods from and after incorporation. No examination or audit of any Tax Return of the Company by any Governmental or Regulatory Authority is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

      (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of its assets is subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code during the applicable period specified in
Section 897(c)(l)(A)(ii) of the Code. It has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code. It has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise. It is not and has not been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

      (d) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

      (e) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code

      (f) No state or federal "net operating loss" of the Company determined as of the Closing Date will be subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

      (g) Section 3.25(g) of the Company Disclosure Schedule sets forth, as of the most recent practicable date, (i) the basis of the Company in its assets and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company, or indicates that such information has been previously provided to the Parent.

      (h) Neither the Company nor any person "related" to the Company has, directly or indirectly through any transaction, agreement, or arrangement with any other Person, acquired stock of the Company in connection with the Merger with consideration other than shares of the Parent or Company. For purposes of this representation, "related" shall be defined by Treasury Regulation Section 1.368-1(e)(3), without regard to Treasury Regulation Section 1.368-1(e)(3)(i)(A)

      (i) The Company has not made distributions with respect to Company stock in connection with the Merger.

      (j) Immediately following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts used by Company to pay Merger expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company preceding the Merger will be included as assets of Company held immediately prior to the Merger.

      (k) The Company has not sold, transferred or otherwise disposed of assets that would prevent the Surviving Corporation from either continuing the historic business of the Company or using a significant portion of Company's historic assets in a business following the Merger, both within the meaning of Treasury Regulation Section 1.368-1(d).

      (l) The Company has not paid and will not pay, directly or indirectly, any expenses incurred by any holder of Company Common Stock in connection with or as part of the Merger. The Company has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Common Stock.

   3.26 Labor and Employment Relations. To the Knowledge of the Company, no officer, executive or group of five or more employees of the Company has or have any plans to terminate his, her or their employment with the Company. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of the Company, there are no attempts to organize any of the Company's employees by any person, unit or group seeking to act as their bargaining agent. To the Knowledge of the Company and except as disclosed in Section 3.26 of the Company Disclosure Schedule, the Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, occupational health and safety and the withholding and payment of social security and other Taxes. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for the failure to comply with any of the foregoing Legal Requirements. To the Company's Knowledge and except as disclosed in Section 3.26 of the Disclosure Schedule, no employees of the

Company are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or the use of trade secrets or proprietary information of others. The officers, employees and consultants of the Company listed in Section 3.26 of the Company Disclosure Schedule have signed a confidentiality agreement and copies of such confidentiality agreements have been provided to the Parent.
There are no pending or, to the Knowledge of the Company, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company. To the Knowledge of the Company, no union representation elections relating to the Company's employees have been scheduled by any Governmental or Regulatory Authority, no organizational effort is being made with respect to any of such employees, and no investigation of the Company's employment policies or practices by any Governmental or Regulatory Authority pending or, to the Knowledge of the Company, threatened.
The Company is not currently, and in the past has not been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Company. The Company has never experienced any work stoppages and, to the Knowledge of the Company, no work stoppage has been threatened or is planned.

   3.27 Certain Employees. Set forth in Section 3.27 of the Company Disclosure Schedule is a list of the names of the Company's employees and consultants (other than Nurses) as of the date hereof involved in the management and operation of the Company's business, together with the title or job classification of each such person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 2002 (if applicable) and the current rate of pay for each such person on the date of this Agreement. Except as set forth in Section
3.27 of the Company Disclosure Schedule, none of such persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable on notice by the Company without cost or other liability to the Company.

   3.28 Absence of Certain Developments. Since December 31, 2002 and except as disclosed in Section 3.28 of the Company Disclosure Schedule, the Company has not:

      (a) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

      (b) borrowed any amount, obtained any letters of credit or incurred or become subject to any liabilities in excess of $25,000 in the aggregate;

      (c) discharged or satisfied any lien or Encumbrance or paid any obligation or liability, other than current liabilities paid in the Ordinary Course of Business and other than current federal income Tax liabilities;

      (d) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed any shares of its capital stock;

      (e) mortgaged or pledged any of its Assets or Properties, or subjected them to any lien, charge or any other Encumbrance, except liens for current property Taxes not yet due and payable;

      (f) sold, leased, subleased, assigned or transferred any of its Assets or Properties, except in the Ordinary Course of Business, or cancelled any debts or claims in excess of $10,000;

      (g) made any changes in any employee compensation, severance or termination agreement, commitment or transaction other than routine salary increases consistent with past practice or offered employment to any individuals;

      (h) entered into any material transaction, or modified any existing transaction (the aggregate consideration for which is in excess of $25,000) except in the Ordinary Course of Business;

      (i) suffered any damage, destruction or casualty loss, whether or not covered by insurance;

      (j) made any capital expenditures, additions or improvements or commitments for the same, except those made in the Ordinary Course of Business which in the aggregate do not exceed $25,000;

      (k) entered into any material transaction or operated the Company's business, not in the Ordinary Course of Business;

      (l) except as required or recommended by the Parent's auditor, made any material change in its accounting methods or practices or ceased making accruals for taxes, obsolete inventory, vacation and other customary accruals;

      (m) ceased from reserving cash to pay taxes, principal and interest on borrowed funds, and other customary expenses and payments;

      (n) caused to be made any reevaluation of any of its Assets or Properties;

      (o) caused to be entered into any amendment or termination of any lease, customer or supplier contract or other material contract or agreement to which it is a party, other than in the Ordinary Course of Business;

      (p) made any material change in any of its business policies, including, without limitation, advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition or sale policies;

      (q) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to the Company's business or its financial condition;

      (r) permitted to occur or be made any other event or condition of any character which has had a Material Adverse Effect on it;

      (s) waived any rights material to its financial or business condition;

      (t) made any illegal payment or rebates;

      (u) entered into any agreement to do any of the foregoing;

      (v) incurred any bad debt expenses other than in the Ordinary Course of Business or as recommended by the Parent's auditor; or

      (w) increased any employee salaries or paid any bonuses other than in the Ordinary Course of Business.

   3.29 Customers and Suppliers. The Company has previously provided to Parent a true and correct list of the Company's current customers and the Company's customers during the 2000, 2001 and 2002 fiscal years related to the Company business in each instance, with billings of more than $10,000 during any of such fiscal years. Since January 1, 2003 and except as disclosed in Section 3.29 of the Company Disclosure Schedule, no single customer or group of affiliated customers contributing more than $10,000 per annum to the gross revenues of the Company's business has stopped doing business with the Company, and no such customer has given notice to the Company of an intention to discontinue doing business or reduce the level of gross revenues from that in fiscal year 2002 with the Company. The Company has not received any notice or has any reason to believe that a ny significant supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Effective Time on terms and conditions substantially similar to those used in its current sales to the Company, subject only to general and customary price increases, unless comparable raw materials, supplies, merchandise or other goods are readily available from other sources on comparable terms and conditions.

   3.30 Bank Accounts. Section 3.30 of the Company Disclosure Schedule contains a complete and accurate list of each deposit account or asset maintained by or on behalf of the Company with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto.

   3.31 Regulatory Compliance.

      (a) To the Knowledge of the Company, the Company has timely filed or otherwise provided all registrations, reports, data, and other information and applications required by any Governmental or Regulatory Authority with jurisdiction over the has complied with all applicable requirements of any Governmental or Regulatory Authority with respect to its business (including but not limited to the Federal Food, Drug, and Cosmetic Act, the Medicare Anti-Kickback Statute, the Health Insurance Portability and Accountability Act, the Federal False Claims Act, the Federal laws concerning physician self-referral known as "Stark I" and "Stark II", and the rules and regulations of the Joint Commission on Accreditation of Healthcare

Organizations), and all regulatory licenses or approvals in respect thereof are in full force and effect.

      (b) To the Knowledge of the Company, neither the Company, nor any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to any Governmental or Regulatory Authority, or failed to disclose a material fact that was required under applicable law to be disclosed to any Governmental or Regulatory Authority.

   3.32 Third Party Consents. No consent, approval or authorization of any third party on the part of the Company is required in connection with the consummation of the transactions contemplated hereunder except as otherwise provided in Section 3.32 of the Company Disclosure Schedule.
3.33 Relationships with Related Persons. No Principal Stockholder or any Related Person of the Company has or since January 1, 2002 has had, any interest in the property, whether real, personal or mixed, or whether tangible or intangible, used in or pertaining to the Company's businesses. No Principal Stockholder or any Related Person of the Company owns, or, except as set forth in Section 3.33 of the Company Disclosure Schedule, since January 1, 2002 has owned (of record or as beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company. Except as set forth in Section 3.33 of the Company Disclosure Schedule, no Principal Stockholder nor any Related Person of the Company is a party to any Contract with or has any right or claim against the Company.

   3.34 Certain Payments. Since the date of the Company's organization and to the Knowledge of the Company, except as set forth in Section 3.34 of the Company Disclosure Schedule, neither the Company nor any director, officer, agent or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly, in violation of any Legal Requirement, (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back or other payment to any Person, private or public, regardless of any form, whether in money, property or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or
(C) to obtain special concessions or for special concessions already obtained for or in respect of the Company or any affiliate thereof, or
(ii) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company.

   3.35 Brokers. Except as set forth in Section 3.35 of the Company Disclosure Schedule, neither the Principal Stockholders nor the Company have retained any broker in connection with the transactions contemplated hereunder. Parent has, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Principal Stockholders or the Company.

   3.36 Material Misstatements and Omissions. The statements, representations and warranties of the Company contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of the Company pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.


                             ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES
                      OF PARENT AND ACQUISITION CO.

   Parent and Acquisition Co., jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date, as follows:

   4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of the Delaware. Acquisition Co. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Co. is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon Parent or Acquisition Co., as the case may be.

   4.2 Authority. Each of Parent and Acquisition Co. has all necessary corporate power and corporate authority and has taken all corporate actions necessary to enter into this Agreement, to consummate the transactions contemplated hereby, to issue the Stock Consideration, and to perform its respective obligations hereunder and no other proceedings on the part of Parent or Acquisition Co. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Co. and constitutes a legal, valid and binding obligation of Parent and Acquisition Co., respectively, enforceable against each of Parent and Acquisition Co. in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
Except as set forth in Schedule 4.2, Parent and Acquired Co. are not and will not be required to obtain any Consents from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

   4.3 Litigation. There are no Actions or Proceedings pending or, to the Knowledge of Parent or Acquisition Co., threatened or anticipated against, relating to or affecting the transactions contemplated by this Agreement, and, to the Knowledge of Parent or Acquisition Co., there is no basis for any such Action or Proceeding.

   4.4 Reports and Financial Statements. As of the date hereof, the Parent has furnished or made available to the Company true and complete copies of all Parent SEC Documents. As of their respective filing dates, all such Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, as the case may be, and none of such Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The Parent Financial Statements comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) and present fairly the consolidated financial position of the Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). As of the date hereof, there has been no change in the Parent accounting policies except as described in the notes to Parent Financial Statements.

   4.5 Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the date of the most recent Parent SEC Documents, there has not been any material adverse change, or any event or development relating to Parent (but excluding national economic conditions, international events, and other events and developments affecting all participants in the nurse staffing industry) which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect on Parent.

   4.6 Brokers. Neither Parent nor Acquisition Co. has retained any broker in connection with the transactions contemplated hereunder. Neither the Company nor the Principal Stockholders has, and will have, any obligation to pay any broker's, finder's investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Parent or Acquisition Co.

   4.7 Tax Matters. Parent has no plan or intention to liquidate the Surviving Company or to cause the Surviving Company to sell, transfer or otherwise dispose of any of the Surviving Company's assets except for dispositions in the made in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code or in Section 1.368-2(k)(1) or 1.368-1(d)(4) of the Treasury Regulations.

      (a) Parent has no plan or intention the sell or otherwise dispose of any stock of the Surviving Company acquired in the Merger, except for dispositions in the made in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code or Revenue Ruling 2001-24, 2001-22 I.R.B. 1290.

      (b) Following the Merger, Parent will cause the Surviving Company to continue the Company's historic business or use a significant portion of the Company's historic business assets in a business within the meaning of Section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company's historic business assets and historic business, respectively.

      (c) Following the Merger, Parent has no plan or intention to cause the Surviving Company to issue additional shares that will result in Parent losing control of the Surviving Company within the meaning of Section 368(c) of the Code.

   4.8 No Investigations. Neither Parent nor Acquisition Co. is currently the subject of any pending or, to the knowledge of the officers and directors of Parent or Acquisition Co., Threatened investigation by any Governmental or Regulatory Authority. To the knowledge of the officers and directors of Parent and Acquisition Co., no officer or director of Parent or of Acquisition Co. is currently the subject of any pending or Threatened investigation by any Governmental or Regulatory Authority related to Parent.

   4.9 Parent Capitalization. The capitalization information set forth in the Information Statement is accurate as of the date thereof.

                             ARTICLE V

                  REPRESENTATIONS AND WARRANTIES
                   OF THE PRINCIPAL STOCKHOLDERS

   Each Principal Stockholder hereby represents and warrants to Parent and Acquisition Co. as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company and the Stockholders set forth in Article III above):

   5.1 Requisite Power and Authority. Such Principal Stockholder has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on such Principal Stockholder's part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. Upon execution and delivery, this Agreement will be the valid and binding obligation of such Principal Stockholder, enforceable in accordance with its terms.

   5.2 Investment Representations. Such Principal Stockholder understands that the shares of the Parent Common Stock have not been registered under the Securities Act. Such Principal Stockholder also understands that the shares of Parent Common Stock are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Principal Stockholder's representations and warranties contained in this Agreement. Such Principal Stockholder hereby represents and warrants as follows:

      (a) Such Principal Stockholder is an "accredited investor" as defined in Rule 501(a) of the Securities Act.

      (b) Such Principal Stockholder is capable of evaluating the merits and risks of his, her or its investment in Parent and has the capacity to protect his, her or its own interests. Such Principal Stockholder must bear the economic risk of this investment indefinitely unless the shares of Parent Common Stock are registered pursuant to the Securities Act, or an exemption from registration is available. Such Principal Stockholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Principal Stockholder to transfer all or any portion of the shares of Parent Common Stock under the circumstances, in the amounts or at the times such Principal Stockholder might propose.

      (c) Such Principal Stockholder is acquiring the shares of Parent Common Stock for such Principal Stockholder's own account for investment only, and not with a view towards their distribution.

      (d) Such Principal Stockholder represents that by reason of his, her or its business or financial experience, such Principal Stockholder has the capacity to protect his, her or its own interests in connection with the transactions contemplated in this Agreement. Further, such Principal Stockholder is aware of no general solicitation of investors in connection with the transactions contemplated in the Agreement.

      (e) Such Principal Stockholder has received and read the Parent
SEC Filings and has had an opportunity to discuss Parent's business, management and financial affairs with directors, officers and management of Parent and has had the opportunity to review Parent's operations.
Such Principal Stockholder has also had the opportunity to ask questions of and receive answers from Parent and its management regarding the terms and conditions of this investment.

      (f) Such Principal Stockholder acknowledges and agrees that the shares of Parent Common Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Principal Stockholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Parent, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market (as said term is defined under the Exchange Act) and the number of shares being sold during any three month period not exceeding specified limitations.

      (g) Such Principal Stockholder resides in the state or province identified in the address of such Principal Stockholder set forth on the signature page to this Agreement.

   5.3 Transfer Restrictions. Such Principal Stockholder acknowledges and agrees that the shares of Parent Common Stock are subject to restrictions on transfer set forth in this Section 5.3. Such Principal Stockholder agrees not to make any disposition of all or any portion of the shares of Parent Common Stock unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) the transferee (except for transfers in compliance with Rule 144) has agreed in writing to be bound by the terms of this Agreement, such Principal Stockholder shall have notified Parent of the proposed disposition and shall have furnished Parent with a detailed statement of the circumstances surrounding the proposed disposition and if reasonably requested by Parent, such Principal Stockholder shall have furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such disposition will not require registration of such shares under the Securities Act. Notwithstanding the provisions of clauses (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Principal Stockholder to a family member of such Stockholder or trust for the benefit of such Principal Stockholder; provided, however, that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he, she or it were an original Principal Stockholder hereunder.

                              ARTICLE VI

                        ADDITIONAL AGREEMENTS

   6.1 Operation of Business Prior to Effective Time. Between the date hereof and the Effective Time, the Company will operate its business in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use all commercially reasonable efforts to seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time:

      (a) the Company shall not do any of the following without the prior written consent of Parent:

         (i) amend its Articles of Incorporation or bylaws (or other similar governing instrument);

         (ii) except as set forth in the Company Disclosure Schedule, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights);

         (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities other than shares repurchased from employees at their original cost;

         (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger) or otherwise permit the corporate existence of the Company or the rights or franchises or any license, permit or authorization under which its business operates to be suspended, lapsed or revoked;

         (v) create or form any subsidiary;

         (vi) (A) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit or factoring agreements in the ordinary course of business, or modify or agree to any amendment of the terms of any of the foregoing;
(B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of subsidiaries of the Company and endorsements of checks for collection for deposit in the Ordinary Course of Business; (C) make any loans, advances or capital contributions to or investments in any other person; (D) pledge or otherwise encumber shares of capital stock of the Company; or (E) mortgage or pledge any of its assets, tangible or intangible, or create any new Encumbrances thereupon;

         (vii) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

         (viii) hire additional employees of the Company, materially increase the compensation of employees, or enter into employment agreements or contracts, except in the Ordinary Course of Business;
(ix) (A) acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $10,000 in the aggregate or that are otherwise material to the Company, other than sales of its products and licenses of software (other than exclusive licenses) in the Ordinary Course of Business, or (B) enter into any exclusive license, distribution, marketing, sales or other agreement;

         (x) except as may be required as a result of a change in law or in generally accepted accounting principles or as recommended by the auditor selected by Parent, materially change any of the accounting principles, practices or methods used by it;

         (xi) revalue any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the Ordinary Course of Business;

         (xii) (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (B) enter into any contract or agreement that would be material to the Company other than customer contracts entered into in the Ordinary Course of Business, (C) amend, modify, waive or terminate any material right under any material contract in any way or any right under any other contract in any material way; (D) modify its standard Company warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company or any of its subsidiaries; or (E) authorize any new capital expenditure or expenditures that individually is in excess of $10,000 or in the aggregate are in excess of $25,000;

         (xiii) make any tax election or settle or compromise any income tax liability or permit any insurance policy naming it as a beneficiary or loss payee to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to Parent is obtained and in effect;

         (xiv) settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would be for more than $10,000 in any single case, or $25,000 in the aggregate, or that would otherwise be material to the Company;

         (xv) make any payment to any stockholder, officer, director or employee of the Company or any affiliate or relative of any of them except for senior staff bonuses earned for the year and payment for services rendered by any such person as an employee or independent contractor of the Company in the Ordinary Course of Business;

         (xvi) commence any software, hardware or other technology development project or terminate any software, hardware or other technology development project that is currently ongoing;

         (xvii) allow the Company's rights in any material Intellectual Property to be abandoned or otherwise lost;

         (xviii) sell or license to any third party any of the Company's Intellectual Property other than non-exclusive licenses in the ordinary course of business; or

         (xix) take or agree in writing or otherwise that would make any of the representations or warranties of the Company and the Principal Stockholders contained in this Agreement untrue or incorrect at Closing.

      (b) The Company shall:

         (i) maintain the assets and properties of the Company in the Ordinary Course of Business in the manner historically maintained by the Company, reasonable wear and tear, damage by fire and other casualty excepted;

         (ii) promptly repair, restore or replace any assets or properties of the Company in the Ordinary Course of Business consistent with past practice;

         (iii) upon any damage, destruction or loss to any of the assets or properties of the Company, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof;

         (iv) comply in all material respects with all applicable laws;

         (v) file all material foreign, federal, state and local Tax Returns required to be filed and make timely payment of all applicable Taxes when due (taking into account all applicable extension periods) and pay the expenses of preparation therefore (other than where the Company is disputing any such obligation in good faith);

         (vi) take all actions reasonably necessary to be in material compliance with all material contracts and to maintain the effectiveness of all of the Company's Government Authorizations;

         (vii) notify Parent of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, relating to the Company or any other Person that results in, or would reasonably be expected to result in, a Material Adverse Effect on the Company (other than publicly-known events, conditions or circumstances affecting other similarly-situated Persons in a like manner);

         (viii) notify Parent in writing of the commencement of any Proceeding by or against the Company or any of its subsidiaries; and

         (ix) pay accounts payable and pursue collection of its accounts receivable in the Ordinary Course of Business, consistent with past practices.

   6.2 No Solicitation or Negotiation. Between the date hereof and September 30, 2003, the Company will not (nor will the Company permit any of the Company's officers, directors, employees, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any person other than Parent and Acquisition
Co.: (i) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company; (ii) provide information with respect to it or any of its subsidiaries to any person, other than Parent and Acquisition Co., relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company; or (iii) enter into any agreement with any person providing for the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company.
In addition, the Company also agrees that, unless and until this Agreement is terminated in accordance with its terms, it will not commence, be involved in, or take any actions in furtherance of, the process of becoming a public company through an initial public offering.

   6.3 Access to Information. Between the date hereof and the Effective Time, the Company shall give Parent and its authorized representatives (including, without limitation, its attorneys and accountants), upon reasonable notice from Parent, reasonable access to all employees, customers, plants, offices, warehouses and other facilities, to (and where necessary, provide copies of) all books and records, contracts and all personnel files of current employees of the Company and its subsidiaries as Parent may reasonably require, and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request.

   6.4 Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by the Company to be untrue or inaccurate at or prior to the Effective Time on (ii) any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not cure such Breach or non-compliance by the Company, limit or otherwise affect the remedies available hereunder to Parent, or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Schedules.

   6.5 Fees and Expenses. Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, broker's consulting and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation and effectuation of the terms and conditions of the Merger, other than costs and fees relating to the audit of the Company prior to Closing (which costs and fees shall be paid by Parent), this Agreement and the other agreements and transactions contemplated hereby and thereby ("Third Party Expenses"), shall be the obligation of the respective party incurring such Third Party Expenses. Notwithstanding the foregoing, the Principal Stockholders shall pay all legal costs and fees of their counsel and the Company shall not be responsible for or pay for any such fees. The Company Stockholders shall be responsible for and shall pay all applicable sales or other transfer taxes (if any) arising in connection with the transactions contemplated by this Agreement.

   6.6 Confidentiality.

      (a) The parties hereto will maintain in confidence, and will its directors, officers, employees, agents, Affiliates and advisors to maintain in confidence any written, oral or other information furnished by another party to this Agreement in connection with the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party , (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (c) the furnishing or use of such information is required by law. If the Merger is not consummated, each party will return or, at the request of the party supplying the information, destroy as much of such written information as the other party may reasonably request.

      (b) Notwithstanding anything to the contrary in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, each party to this Agreement has been and is permitted to disclose the federal tax treatment and federal tax structure of the Merger effective no later than the earlier of the date of the public announcement of discussions relating to the Merger, the date of the public announcement of the Merger, or the date of the execution of this Agreement (with or without conditions) to enter into the Merger. This permission to disclose includes the ability of each party to this Agreement to consult, without limitation of any kind, any tax advisor (including a tax advisor independent from all other entities involved in the Merger) regarding the federal tax treatment or federal tax structure of the Merger. This
Section 6.6(b) is intended to qualify for the exception from confidential transaction status as set forth in Section 1.6011-4(b)(3)(ii)(B) of the Treasury Regulations and shall be interpreted to authorize disclosure only to the extent necessary to so qualify.

   6.7 Right of First Offer. Upon the Effective Time, Parent shall grant, on the terms set forth in this Section 6.7, to each of the Principal Stockholders the right to purchase all or any part of such Principal Stockholder's pro rata share of the Equity Securities (as defined below) which Parent may, from time to time, propose to sell and issue. The Principal Stockholders may purchase said Equity Securities on the same terms and at the same price at which Parent proposes to sell the Equity Securities to other potential investors. The pro rata share of each Principal Stockholder, for purposes of this Section 6.7, is the proportion that the number of shares of Parent Common Stock issued and held by such Principal Stockholder bears to the total number of shares of then outstanding Parent Common Stock.

      (a) Equity Securities. For purposes of this Agreement, the term "Equity Securities" shall mean any capital stock of Parent, whether now authorized or not, and any rights, options or warrants to purchase said capital stock, and securities of any type whatsoever that are, or may become, convertible into said capital stock; provided, however, that "Equity Securities" does not include (i) securities offered pursuant to a registration statement filed under the Securities Act, (ii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization, (iii) securities issued or issuable to officers, directors, stockholders, employees, scientific advisors or consultants of the Company pursuant to any employee or consultant incentive stock plan, agreement or arrangement approved by the Board of Directors of Parent, (iv) all securities issued in connection with bona fide third party equipment leasing, equipment financing arrangements, bank loans or secured debt financings, (v) securities issued in connection with any stock split, stock dividend or similar recapitalization of Parent and
(vi) securities issued upon the conversion or exercise of outstanding convertible or exercisable securities or upon any anti-dilution adjustment applicable to outstanding securities (including the anti-dilution protection held by James D. Durham in connection with Parent Acquisitions).

      (b) Notice. In the event Parent proposes to undertake an issuance of Equity Securities, it shall give to the Principal Stockholders written notice (the "Notice") of its intention, describing the type of Equity Securities, the price, the terms upon which Parent proposes to issue the same, and a statement as to the number of days from receipt of such Notice within which the Principal Stockholders must respond to such Notice. The Principal Stockholders shall have fourteen (14) days from the date of receipt of the Notice to purchase any or all of the Equity Securities for the price and upon the terms specified in the Notice by giving written notice to Parent and stating therein the quantity of Equity Securities to be purchased and forwarding payment for such Equity Securities to Parent if immediate payment is required by such terms, or in any event no later than fourteen (14) days after the date of receipt of the Notice.


      (c) Lapse of Right. In the event the Principal Stockholders fail to exercise in full the right of first offer within said fourteen (14) day period, Parent shall have one hundred twenty (120) days thereafter to sell or enter into an agreement to sell the Equity Securities with respect to which the Principal Stockholders' rights were not exercised, at a price and upon general terms no more favorable to the purchasers thereof than specified in the Notice. In the event Parent has not sold the Equity Securities within said one hundred twenty (120) day period, Parent shall not thereafter issue or sell any Equity Securities without first offering such securities to the Principal Stockholders in the manner provided above.

      (d) Termination of Right.  The rights granted under this Section
6.7 shall terminate (i) upon the sale, lease or other disposition of all or substantially all of the assets of Parent or an acquisition of Parent by another corporation or entity by consolidation, merger or other reorganization in which the holders of Parent's outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of Parent or other entity surviving such transaction or (ii) the date on which the Principal Stockholders fail to hold in the aggregate at least 500,000 shares of Parent Common Stock (as adjusted for stock splits, stock dividends, recapitalizations or the like with respect to such shares), whichever first occurs.

   6.8 Observer Rights. The Board of Directors of Parent will take all action reasonably necessary such that, upon the Effective Time and continuing until at least the first anniversary of the Closing Date (subject to removal for cause), Nick Liuzza, Jr. shall have observer rights on the Board of Directors of Parent, including the right to receive all information provided to Members and to request such additional information as Board members are entitled to request.

   6.9 Tax Matters.

      (a) Neither Parent, Acquisition Co. or Principal Stockholders shall take any action prior to or following the Closing that would reasonably be expected to cause the merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Notwithstanding anything in this Agreement to the contrary, none of the Parent, Acquisition Co., any attorney, accountant or other advisor of the Parent (including Morrison & Foerster LLP) has made, or makes, any representations or warranties to the Company, any holder of Company stock, options, warrants or indebtedness or any other Person regarding the Tax treatment of the Merger and any other transactions contemplated by this Agreement, whether the Merger will qualify as reorganization under Section 368(a) of the Code, or any of the Tax consequences to any Person of this Agreement, the Merger or any of the transactions contemplated hereby or thereby, and the Company and Principal Stockholders acknowledge that they are relying solely on their own tax advisors in connection with this Agreement and the transactions contemplated by this Agreement. Each of Company, Principal
Stockholders and other Person (and not the Parent or Acquisition Co.) shall be responsible for its own Tax liabilities that may arise as a result of the Merger or the transactions contemplated by this Agreement.

      (b) The Parent shall determine the portion of the Merger
Consideration to be treated as interest for Tax purposes and the parties shall report the Merger Consideration for Tax purposes consistent with such determination.

                            ARTICLE VII

              CONDITIONS TO CONSUMMATION OF THE MERGER
   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental or Regulatory Authority that prohibits, restrains, enjoins or restricts the consummation of the Merger; and

      (b) any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with, as applicable.

   7.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) the representations and warranties of Parent and Acquisition Co. contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date and, at the Closing, Parent and Acquisition Co. shall have delivered to the Company a certificate to that effect, executed by an officer of Parent and Acquisition Co.;

      (b) each of the covenants and obligations of Parent and Acquisition Co. to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition Co. shall have delivered to the Company a certificate to that effect, executed by an officer of Parent and Acquisition Co.;

      (c) Parent shall have delivered all of Closing deliveries set forth in Section 2.10(c) above;

      (d) all proceedings taken by the Parent and Acquisition Co. and all instruments executed and delivered by Parent and Acquisition Co. on or prior to the Closing in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to counsel for the Company.

   7.3 Conditions to the Obligations of Parent and Acquisition Co. The respective obligations of Parent and Acquisition Co. to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date) and, at the Closing, the Company shall have delivered to Parent and Acquisition Co. a certificate to that effect, executed by an executive officer of the Company;

      (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition Co. a certificate to that effect, executed by an executive officer of the Company;

      (c) the consents specified on Section 3.32 of the Company Disclosure Schedule and any other material third party consents necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with as applicable;

      (d) there shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company or its subsidiaries having, or that would reasonably be expected to have, a Material Adverse Effect on the Company;

      (e) none of the Key Employees shall have terminated their employment with the Company or given written or oral notice to the Company or Parent of their intention to do so after the consummation of the Merger;

      (f) the Company and the Stockholders, as the case may be, shall have delivered all of the Closing deliveries set forth in Section 2.10(b) above;

      (g) all proceedings taken by the Company and the Stockholders and all instruments executed and delivered by the Company and the Stockholders on or prior to the Closing in connection with the Contemplated
Transactions shall be reasonably satisfactory in form and substance to counsel for the Parent and Acquisition Co.

                               ARTICLE VIII

                     TERMINATION; AMENDMENT; WAIVER

   8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement:

      (a) by written consent of Parent, Acquisition Co., and the Company;

      (b) by Parent and Acquisition Co. or the Company if (i) any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable, or (ii) the Merger has not been consummated by October 31, 2003 (the "Final Date"); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement s hall have been a principal reason that the Effective Time shall not have occurred on or before said date.

      (c) by the Company if (i) there shall have been a material Breach of any representations or warranties on the part of Parent or Acquisition Co. set forth in this Agreement or if any representations or warranties of Parent or Acquisition Co. shall have become untrue in any material respect, provided that the Company has not Breached any of its obligations hereunder in any material respect; or (ii) there shall have been a Breach by Parent or Acquisition Co. of any of their respective covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition Co. or the Company to consummate the Merger, and Parent or Acquisition Co., as the case may be, has not cured such Breach within ten business days after notice by the Company thereof, provided that the Company has not Breached any of its obligations hereunder in any material respect; or

      (d) by Parent and Acquisition Co. if (i) there shall have been a material Breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue in any material respect, provided that neither Parent nor Acquisition Co. has Breached any of their respective obligations hereunder in any material respect;
or (ii) there shall have been a Breach by the Company of one or more of its covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition Co. or the Company to consummate the Merger, and the Company has not cured such Breach within ten business days after notice by Parent or Acquisition Co. thereof, provided that neither Parent nor Acquisition has Breached any of their respective obligations hereunder in any material respect.

   8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 above, this Agreement shall forthwith become void and have no effect without liability on the part of any party hereto or its Affiliates, directors, officers or stockholders other than the provisions of this Section 8.2 and Sections 6.5, 6.6, 8.3, 8.4, 10.9, 10.10, and 10.13.

   8.3 Amendment. This Agreement may be amended by action taken by the Company, Parent Acquisition Co. and the Principal Stockholders at any time before or after approval of the Merger by the Company Stockholders but after any such approval no amendment shall be made that requires the approval of such Company Stockholders under applicable law without such approval. This Agreement (including the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

   8.4 Break-Up Fee.

      (a) In the event Parent terminates this Agreement pursuant to
Section 8.1(d) above, the Company shall pay Parent a break-up fee of $50,000, and the Company shall be obligated to reimburse Parent for all reasonable out-of-pocket expenses incurred by Parent in connection with the transactions contemplated by this Agreement (including the fees of investment bankers and counsel).

      (b) In the event the Company terminates this Agreement pursuant to Section 8.1(c) above, Parent shall pay the Company a break-up fee of $50,000, and Parent shall be obligated to reimburse the Company for all reasonable out-of-pocket expenses incurred by either the Company in connection with the transactions contemplated by this Agreement (including the fees of investment bankers and counsel).

   8.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto may, only by action taken in writing, (i) extend the time for the performance of any of the obligations or other acts of any other party,
(ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                               ARTICLE IX

                 ACTIONS BY THE PARTIES AFTER THE CLOSING

   9.1 Survival of Representations, Warranties, Etc. The representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder (notwithstanding any investigation, analysis or evaluation by any party hereto or their designees of the Assets and Properties, business, operations or condition (financial or otherwise) of the other party) until the eighteen (18) month anniversary of the Effective Time; provided, however, that the representations and warranties of the parties contained in Sections 3.2, 3.3, 3.20 and 3.25 (collectively, the "Surviving Representations") shall continue to survive in full force and effect following the Effective Time.

   9.2 Indemnification.

      (a) By the Principal Stockholders. The Principal Stockholders shall, jointly and severally, indemnify, defend and hold harmless Parent, Acquisition Co., the Surviving Corporation and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns (collectively the "Parent Group") from and against any and all costs, losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, and other losses resulting from any shutdown or curtailment of operations, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to any (i) Breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by the Company in or pursuant to this Agreement, or in the other documents delivered in connection with the transactions contemplated in this Agreement; (ii) any claim by any third party that such third party has the right to own or to be issued shares of capital stock in the Company, (iii) any claim for the payment of any bonuses or other compensation by the Company, Acquisition Co. or the Parent in connection with the Closing of the Contemplated Transactions, and (iv) any liability or obligation arising out of the ownership or operation of the assets of HC Travelers, Inc. and/or Terri Hill prior to their acquisition by the Company.

      (b) By Parent. Parent and Acquisition Co. shall, jointly and severally, indemnify, defend and hold harmless the Company Stockholders and their respective officers, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any Breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by Parent in or pursuant to this Agreement, or in any other documents delivered in connection with the transactions contemplated in this Agreement.

      (c) Notwithstanding the foregoing, neither the Principal Stockholders or Parent shall have any liability with respect to indemnification above unless and until the aggregate amount of Damages equal or exceed $50,000 (the "Threshold Amount"). At such time as the aggregate Damages equal or exceed the Threshold Amount, the indemnified party shall be indemnified to the extent, and only to the extent, that all such Damages exceed the Threshold Amount; provided, however, that this paragraph shall not apply to any intentional or fraudulent breach by any Company Stockholder or Parent of any representation, warranty, covenant or obligation. The limitation on liability of the Principal Stockholders set forth above shall not apply to claims relating to Taxes.

      (d) Right of Set-Off. As additional security for their obligation to indemnify Parent and Parent Group hereunder, the Company Stockholders hereby grant each of Parent and the Parent Group a right of set-off pursuant to the further terms of this Section 9.2(d) and agree that if either Parent or the Parent Group has made a claim for indemnification pursuant to the terms of this Article IX which has either (a) been accepted in writing by the Principal Stockholders or (b) awarded or confirmed in arbitration pursuant to Section 10.12, Parent and the Parent Group may set-off, or direct the other party to set-off, amounts owning by either Parent or the Parent Group to any of the Company Stockholders.

      (e) Limitation of Liability. The liability of the Principal Stockholders for indemnification under this Article IX shall be limited to his several portion of $11,000,000. For purposes of this Section 9.2(d), Nick Liuzza, Jr.'s several portion shall be 46.15% and Nick Liuzza, Sr.'s several portion shall be 53.85%. The liability of Parent for indemnification under this Article IX shall be capped at $11,000,000. This limitation of liability shall not apply to (i) any breach by any party of any of the Surviving Representations or (ii) any intentional or fraudulent breach by any party of any representation, warranty, covenant or obligation.

      (f) Third Party Claims; Defense of Claims. If any Action or Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Action or Proceeding, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's cost, risk and expense (unless (i) the indemnifying party has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party fails to assume the defense of such Action or Proceeding within 15 days after receipt of notice thereof pursuant to this Section 9.2, or (ii) the named parties to such Action or Proceeding include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party; provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.
In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

   Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Action or Proceeding under this Section 9.2.

   The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. The indemnifying party shall pay all expenses due under this Section 9.2 as such expenses become due. In the event such expenses are not so paid, the indemnified party shall be entitled to settle any Action or Proceeding under this
Section 9.2 without the consent of the indemnifying party and without waiving any rights the indemnified party may have against the indemnifying party.

      (g) Indemnity Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

   9.3 Certificate of Incorporation and Bylaws. Notwithstanding anything to the contrary contained in the Company's Certificate of Incorporation or Bylaws, the indemnification provisions of this Article IX shall take precedence over such Certificate of Incorporation or Bylaws. No Company Stockholder nor any other director or officer incumbent at any time prior to the Closing shall be entitled to indemnification directly or indirectly under the Company's Certificate of Incorporation or Bylaws or otherwise for any matter upon which the Company or any Company Stockholder has or might have an indemnification obligation hereunder and the Certificate of Incorporation and Bylaws shall be deemed amended accordingly. However, the provisions of this Section 9.3 are intended only for the regulation of relations between the Company and the Company Stockholders and any indemnified party. This Section 9.3 is not intended for the benefit of creditors or other third parties and does not grant any rights to creditors or other third parties.

   9.4 Exclusivity. The parties hereto acknowledge and agree that the indemnity obligations set forth above shall, following Closing, be the exclusive remedy of the indemnified parties with respect to the Contemplated Transactions.

                               ARTICLE X

                             MISCELLANEOUS

   10.1 Restriction on Transferability of the Parent Common Shares. The certificates representing the Parent Common Stock (if and when issued pursuant to this Agreement) shall bear the following legend restricting transfer, and such other legends as may be required by any applicable state securities law:

      THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

      THE SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA OR ANY OTHER STATE AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE
   OF SUCH SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE AND SUCH PROVISIONS OF THE CORPORATIONS CODE OF ANY SUCH OTHER STATE. THE RIGHTS OF THE HOLDER OF THIS CERTIFICATE ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

   The Parent Common Stock issued pursuant to this Agreement shall not be transferable in the absence of an effective registration statement under the Securities Act and applicable state securities laws or an exemption therefrom or in the absence of compliance with any term of this Agreement. In the absence of an effective registration statement under the Securities Act and applicable state securities laws, Parent may require the delivery of an opinion of counsel knowledgeable in federal and state securities law, in form and substance reasonably satisfactory to Parent and accompanied by such supporting documents as Parent may reasonably request, prior any transfer of Parent Common Stock or any interest therein. Parent shall be entitled to impose stop transfer instructions with respect to the Parent Common Stock in order to enforce the foregoing restrictions.

   10.2 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under Article IX).

   10.3 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to Parent or Surviving Corporation:

Crdentia Corp.
455 Market Street, Suite 1220
San Francisco, CA  92105
Facsimile No.:  (415) 543-1415
Attention:  Chief Executive Officer
with copies to:

Morrison & Foerster LLP
3811 Valley Centre Drive, Suite 500
San Diego, CA  92130
Facsimile No.:  (858) 720-5125
Attention:  Steven G. Rowles, Esq.

If to Principal Stockholders:

Nick Liuzza, Sr.
Nick Liuzza, Jr.
2416 21st Avenue, Suite 302
Nashville, TN  37212
Facsimile No.:  (401) 847-6012

with copies to:

Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP
201 St. Charles Avenue
New Orleans, LA 70170
Facsimile No.:  (504) 582-8583
Attention:  F. Rivers Lelong, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 10.3, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 10.3, be deemed given upon receipt, and (iii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section 10.3, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

   10.4 Entire Agreement. This Agreement (and all exhibits and schedules attached hereto, all other documents delivered in connection herewith) supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto, including, without limitation, the binding provision of the letter of intent executed by the parties on March 13, 2003 as amended on May 6, 2003.

   10.5 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.


   10.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

   10.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article IX.

   10.8 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that any party's rights to indemnification under Article IX may be freely assigned. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

   10.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

   10.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

   10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

   10.12 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in front of a sole arbitrator administered by the American Arbitration Association in accordance with its commercial rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator appointed under this Section shall be qualified by education or experience in the subject matter of the submitted dispute. The place of the arbitration shall be Denver, Colorado. The non-prevailing party in the arbitration shall pay the fees and expenses of the arbitrator and the costs of arbitration and the enforcement of any award rendered therein, including attorney's fees and expenses of the prevailing party.

   10.13 Construction. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision.

Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party. This Agreement shall at all times be construed so as to carry out the purposes stated herein.

10.14 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

                                         CRDENTIA CORP.,
                                         a Delaware corporation


                                         By:  /s/  James D. Durham
                                         Name:  James D. Durham
                                         Title: Chief Executive Officer


                                         NAS ACQUISITION CORPORATION,
                                         a Delaware corporation


                                         By:	/s/  James D. Durham
                                         Name:  James D. Durham
                                         Title: Chief Executive Officer


                                         NEW AGE STAFFING, INC.,
                                         a Texas Corporation


                                         By:  /s/  Nick Liuzza
                                         Name: Nick Liuzza
                                         Title: President and Chief
                                                Executive Officer



                                              /s/  Nick Liuzza, Jr.
                                              Nick Liuzza, Jr.

                                              /s/  Nick Liuzza, Sr.
                                              Nick Liuzza, Sr.


                                              /s/  M. Kolene Goubeaux
                                              M. Kolene Goubeaux

                                              /s/  Steve Katz
                                              Steve Katz

                                              /s/  Dave Falgoust
                                              Dave Falgoust

                                              /s/  Kim Falgoust
                                              Kim Falgoust


                                              /s/  Terri Hill
                                              Terri Hill


                                              /s/  Chris Liuzza
                                              Chris Liuzza

                                              /s/  Robert Jay McCoskey
                                              Robert Jay McCoskey


                                              /s/  Suzanne Liuzza McCoskey
                                              Suzanne Liuzza McCoskey

                                              /s/  Fred Butler
                                              Fred Butler

                                              /s/  Laurie Rielley
                                              Laurie Rielley

                           SCHEDULE 1.1(A)

                       ACCREDITED STOCKHOLDERS

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

                           SCHEDULE 1.1(B)

                       NON-ACCREDITED STOCKHOLDERS

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

                            SCHEDULE 1.1(C)

                             KEY EMPLOYEES

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

                           SCHEDULE 2.11(B)(IV)

                  PARTIES TO NON-COMPETITION AGREEMENTS

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

                          SCHEDULE 2.11(B)(XIII)

                EXCLUDED PARTIES FROM LOCK-UP AGREEMENTS

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

                           SCHEDULE 2.11(C)(I)

        ALLOCATION OF STOCK CONSIDERATION AND CASH CONSIDERATION
                      COMPANY DISCLOSURE SCHEDULE

This schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT A

                             ARTICLES OF MERGER
This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT B

                           CERTIFICATE OF MERGER

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT C

                     FORM OF SUBORDINATED PROMISSORY NOTE

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                  EXHIBIT D

                            EMPLOYMENT AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT E

                NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT F

                      COMPANY OFFICER'S CERTIFICATE

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                  EXHIBIT G

                      COMPANY SECRETARY CERTIFICATE

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT H

                                  RELEASE

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT I

                           LETTER OF TRANSMITTAL

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT J

                        OPINION OF COMPANY COUNSEL

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT K

                       REGISTRATION RIGHTS AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT L

                             LOCK-UP AGREEMENT

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                EXHIBIT M

                       PARENT OFFICER'S CERTIFICATE

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                 EXHIBIT N

                      PARENT SECRETARY CERTIFICATE

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

                                  EXHIBIT O

               OPINION OF COUNSEL TO PARENT AND ACQUISITION CO.

This exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.